Exhibit 10.16

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

among

MORGAN STANLEY BANK, N.A.

as Buyer

and

KREF LENDING IV LLC

as Seller

i

SCHEDULES

SCHEDULE 1	Reserved

SCHEDULE 2	Purchased Asset Documents

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II-1	Form of Power of Attorney to Buyer

EXHIBIT II-2	Form of Power of Attorney to Seller

EXHIBIT III-1	Representations and Warranties Regarding the Purchased Assets

EXHIBIT III-2	Representations and Warranties Regarding Mezzanine Loan Purchased Assets

EXHIBIT IV	Form of Bailee Agreement

EXHIBIT V	Authorized Representatives of Seller

EXHIBIT VI	Form of Remittance Report

EXHIBIT VII	Form of Financial Covenant Compliance Certificate

ANNEXES

ANNEX I	Notice Instructions

ANNEX II	Wiring Instructions

ii

MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

This Master Repurchase and Securities Contract Agreement (this “Agreement”) is dated as of December 6, 2016, and is made between MORGAN STANLEY BANK, N.A., as buyer (together with its successors and assigns, “Buyer”) and KREF Lending IV LLC, a Delaware limited liability company, as seller (“Seller”).

1.                                      APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Assets (as hereinafter defined), on a servicing-released basis, against the transfer of funds by Buyer with a simultaneous agreement by Buyer to transfer to Seller such Eligible Assets at a date certain (or such earlier date in accordance with the terms hereof) against the transfer of funds by Seller to Buyer.  Each such transaction involving the transfer of an Eligible Asset from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS

Capitalized terms in this Agreement shall have the respective meanings set forth below:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“AB Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior and subordinate Mortgage Notes.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Act of Insolvency” shall mean, with respect to any Person: (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding—up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in writing by such Person in connection with a proceeding of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (g) the failure by such Person generally to pay its debts as they become due, (h) the taking of any action by any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (i) the taking of action by such Person in furtherance of any of the foregoing.

“Affiliate” shall mean, (i) when used with respect to Seller, Pledgor, Guarantor, REIT or Manager, any Subsidiary of KKR & Co. L.P. that is also a direct or indirect parent of Seller, and (ii) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Hedge Counterparty” shall mean Morgan Stanley Bank, N.A., or any Affiliate thereof, in its capacity as a party to any Hedging Transaction with Seller.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Assets outstanding as of such date.

“Aggregate Margin Deficit Amount” shall have the meaning specified in Section 4(a) of this Agreement.

“Aggregate Margin Excess” shall have the meaning specified in Section 4(a) of this Agreement.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(l) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Period or (other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the Alternative Rate.

“Annual Reporting Package” shall have the meaning specified in the Guaranty.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Applied Excess Amount” shall have the meaning specified in Section 4 of this Agreement.

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed Independent Appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset Exposure Ratio” shall mean, with respect to any Purchased Asset as of any date of determination, the product of (i) the Purchase Percentage of such Purchased Asset as of such date  multiplied by (ii) the LTV of such Purchased Asset, as determined by Buyer in accordance with this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Asset.

“Assignment of Mortgage” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form,

sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean a Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit IV hereto.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, modified or replaced from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

”Blocked Account Agreement” shall mean that certain Blocked Account Agreement executed by Buyer Seller and the Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller and the Depository Bank). “Business Day” shall mean (a) any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, Custodian or Buyer is authorized or obligated by law or executive order to be closed, and (b) with respect to Pricing Rate Reset Date, a day on which banks are open for dealing in foreign currency and exchange in London.

“Buyer” shall have the meaning set forth in the introductory paragraph hereto.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (ii) such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meets the definition of Independent Director, as that term is defined in this Section 2.

“Change of Control” shall mean the occurrence of any of the following:

(a)           the consummation of a merger or consolidation of the REIT or Guarantor with or into another entity or any other reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s Capital Stock (or the Capital Stock of the parent entity thereof) outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were holders of such Capital Stock in the REIT or Guarantor immediately prior to such merger, consolidation or other reorganization;

(b)           any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor or the REIT entitled to vote generally in the election of directors of more than fifty percent (50%), other than Controlled Affiliates or to the extent such interests are obtained through a public market offering or secondary market trading;

(c)           with respect to Pledgor, Guarantor shall (i) cease to own and Control, of record and beneficially, directly or indirectly 100% of the outstanding Capital Stock of Pledgor;

(d)           with respect to Seller, Pledgor shall cease to own, of record and beneficially, directly, 100% of the outstanding Capital Stock of Seller and to Control Seller;

(e)           with respect to Guarantor, a transfer of all or substantially all of Guarantor’s assets; or

(f)            with respect to Manager, (i) Manager ceases to be a Controlled Affiliate, (ii) the sale, merger, consolidation or reorganization of Manager with or into any entity that is not a Controlled Affiliate or (iii) the Management Agreement is terminated or Manager otherwise ceases to be the manager of the REIT; provided that, for the avoidance of doubt, the transfer of Manager’s rights and obligations under the Management Agreement to a replacement manager that is another Controlled Affiliate shall not be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Competitor” shall have the meaning specified in the Fee Letter.

“Concentration Limit” shall mean (a) at all times, the aggregate Purchase Price of all Purchased Assets that are secured by hospitality properties does not exceed 35% of the Facility Amount and (b) with respect to any New Asset, the Repurchase Price of such New Asset does not exceed 35% of the Facility Amount.

“Confirmation” means, a written confirmation from Buyer to Seller, executed by Buyer and acknowledged by Seller, of Buyer’s Final Approval to purchase a Purchased Asset, substantially in the form attached hereto as Exhibit I.

“Consolidated Subsidiaries” means, as of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling”, “Controlled” and “under common Control” have correlative meanings.

“Controlled Affiliate” shall mean any entity that is majority-owned and Controlled by KKR & Co. L.P.

“Custodial Agreement” shall mean that certain Custodial Agreement, dated as of the date hereof, entered into by and among Custodian, Seller and Buyer.

“Custodian” shall mean Wells Fargo Bank, N.A., or any successor custodian mutually acceptable to both Buyer and Seller, or appointed by Buyer in its sole discretion during the continuance of an Event of Default.

“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Properties directly or indirectly securing a New Asset, the quotient (expressed as a percentage) of (i) net operating income for the trailing 12-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Asset.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset as to which any of the following has occurred and, solely with respect to clauses (i) through (iii), has continued for thirty-one (31) consecutive days: (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit III attached hereto (without regard to any knowledge qualifier therein), (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Asset Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Asset Documents, (iii) the occurrence and continuance of any other “event of default” as defined under the related Purchased Asset Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Buyer ceases to have a first priority perfected security interest in the related Purchased Asset, (v) a Significant Modification has been made without the consent of Buyer in accordance with the provisions of this Agreement, (vi) the related Purchased Asset File or any portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement or (vii)  an Act of Insolvency has occurred with respect to any co-participant or any other person having an interest in such Purchased Asset or any related Mortgaged Property and such person acts as the “lead lender,” “administrative agent” or in any similar role, including, without limitation, if such person collects payments or administers the Purchased Asset.

“Depository Bank” shall mean Wells Fargo Bank, N.A., or any successor depository bank appointed by Buyer and reasonably acceptable to Seller, or appointed by Buyer in its sole discretion during the continuance of an Event of Default.

“Diligence Fees” shall mean out-of-pocket costs and expenses (other than legal expenses) incurred by Buyer in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Assets pursuant to Section 21 or otherwise hereunder.

“Diligence Materials” shall mean, with respect to any New Asset, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(i) of this Agreement.

“Eligible Assets” shall mean (i) performing Mortgage Loans and Participation Interests (A) acceptable to Buyer in the exercise of its sole discretion, (B) secured directly by an Eligible Property, (C) as to which the applicable representations and warranties set forth in Exhibit III are true and correct as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date, (D) that do not require any Hedging Transaction or have a Hedging Transaction acceptable to Buyer in its sole discretion, (E) that have a maximum LTV not in excess of 80%, (F) that have an original principal balance of not less than $5,000,000, and (G) that is not a Defaulted Asset and (H) that are not subject to restrictions on transfer of lender’s interest therein unless otherwise disclosed to Buyer in writing (including in the Confirmation) and approved by Buyer in its sole discretion, (ii) performing Mezzanine Loans (provided that the related Mortgage Loan is an Eligible Asset and is either transferred to Buyer concurrently with such Mezzanine Loan or is a Purchased Asset) acceptable to Buyer in its sole discretion and (iii) such other commercial real estate debt instruments acceptable to Buyer in its sole discretion; in each case, acceptable to Buyer in its sole discretion on a case-by-case basis.

“Eligible Property” shall mean a property that is a multifamily, office, retail, industrial, hospitality, self-storage or mixed-use property or such other property type acceptable to Buyer in its sole discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in (i) Section 414(b) or (c) of the Code of which Seller is a member or (ii) solely for purposes of the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Equity Interest” shall mean any interest in a Person constituting a share of stock or a partnership or membership interest or other right or interest in a Person that is not characterized as indebtedness under GAAP.

“Event of Default” shall have the meaning specified in Section 14(a).

“Excess Purchased Asset” shall have the meaning specified in Section 4(a)

“Exception Report” shall have the meaning specified in Section 3(c)(viii).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) withholding Taxes imposed on amounts payable to or for the account of Buyer or an assignee pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement, (ii) changes the office from which it books the Transactions or (iii) where Buyer is treated as a partnership for tax purposes and the tax status of a partner in such partnership is determinative of the obligation to pay Taxes, the later of the date on which Buyer acquired its applicable interest hereunder or the date on which the affected partner becomes a partner of Buyer, except to the extent that, pursuant to Section 3(q), amounts with respect to which such Taxes were payable to such Person’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to Buyer’s failure to comply with Section 3(r) of this Agreement and (d) any withholding Taxes imposed under FATCA.

“Executive Order 13224” shall mean Executive Order 13224 “On Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, effective September 24, 2001.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Facility Amount” shall mean $500,000,000 as such amount may be reduced in accordance with Section 9(b) of this Agreement.

“Facility Termination Date” shall mean the Scheduled Facility Termination Date, as may be deferred pursuant to Section 9(a) of this Agreement or extended pursuant to Section 9(b) of this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related rules, practices, legislation or official administrative guidance) implementing the foregoing.

“FATF” shall mean the Financial Action Task Force on Money Laundering.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDICIA” shall mean Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve Bank of New York arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by Buyer from three federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean, an Officer’s Certificate in the form of Exhibit VII attached hereto.

“First Mortgage A-Note” shall mean (i) a senior Mortgage Note in an AB Mortgage Loan or (ii) a senior controlling pari passu Mortgage Note in a Split Mortgage Loan.

“Future Advance Asset” shall mean any Purchased Asset with respect to which there exists a continuing obligation on the part of the holder of such Purchased Asset, pursuant to the terms and conditions of the Purchased Asset Documents, to provide additional funding to the Mortgagor.

“Future Advance Purchase” shall have the meaning specified in Section 3(h) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 27(b) hereof.

“GLB Indemnified Party” shall have the meaning specified in Section 27(b) hereof.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean KKR Real Estate Finance Holdings L.P., a Delaware limited partnership.

“Guarantor Financial Covenants” shall mean the covenants of Guarantor set forth in Section 4.7 of the Guaranty.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including currency futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller, or by the underlying obligor with respect to any Purchased Asset and pledged to Seller as collateral for such Purchased Asset, with one or more counterparties that is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Asset, complies with such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Asset Documents or which is otherwise acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such Hedging Transactions for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including net sales proceeds) (but excluding all related escrow and reserve payments and all expense reimbursement payments that Servicer is entitled to retain in accordance with the Servicing Agreement) or other cash distributions thereon (including casualty or condemnation proceeds).

“Indebtedness” shall mean, for any Person:  (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) contingent or future funding obligations under any Purchased Asset or any obligations senior to, or  pari passu  with, any Purchased Asset; (vi) Capital Lease Obligations of such Person; (vii) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (viii) Indebtedness of others Guaranteed by such Person; (ix) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (x) Indebtedness of general partnerships of which such Person is a general partner or of which such Person is secondarily on contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness, to supply or advance sums or otherwise; and (xi) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Amounts” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Parties” shall have the meaning specified in Section 20(a) of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Eligible Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience appraising properties of the subject property type.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who:  (a) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Puglisi & Associates or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (b) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (c) is not, and has never been, and will not while serving as Independent Director be (i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a Single-Purpose Entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (iv) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.

“Initial Purchase Price” shall mean, with respect to any Purchased Asset, the product of (i) the outstanding principal balance of such Purchased Asset as of the Purchase Date for such Purchased Asset, multiplied by (ii) the applicable Purchase Percentage for such Purchased Asset as of such Purchase Date.

“Insolvency Law” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Asset and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“Interest Expense” shall mean, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its Consolidated Subsidiaries during the applicable period, plus the amount of any interest expense allocated to any non-consolidated subsidiary of such Person.

“Interest Income” shall mean, with respect to any Person and its Consolidated Subsidiaries, if any, for any period, the amount of interest paid in cash with respect to Indebtedness as show on such Person’s consolidated statement of cash flow in accordance with GAAP, as offset by the amount of receipts pursuant to net received interest rate swap agreements of such Person and its Consolidated Subsidiaries during the applicable period plus the amount of any interest income allocated to any non-consolidated subsidiary of such Person.

“IPO” shall mean the listing and trading of REIT or Guarantor (or their respective successors) on a nationally-recognized public stock exchange.

“Last Endorsee” shall have the meaning specified in Section 7(b)(i) of this Agreement.

“LIBOR Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, the per annum rate for deposits in U.S. dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one-month LIBOR as of 11:00 a.m. (London time) on the related Pricing Rate Reset Date;

provided, that if such rate is less than zero (0), such rate shall be deemed to be zero (0) for purposes of this Agreement.

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“LLC Certificate” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the certificate or certificates evidencing 100% of the related Capital Stock.

“LTV” shall mean, with respect to any Eligible Asset, the ratio of the aggregate outstanding debt (which shall include such Eligible Asset and all debt senior to or pari passu with such Eligible Asset) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate Property Value of such Eligible Property or Properties as determined by Buyer in accordance with this Agreement.

“Manager” shall mean KKR Real Estate Finance Manager LLC, a Delaware limited liability company.

“Margin Credit Event” shall mean, with respect to any Purchased Asset,   (A) the occurrence of one or more material changes with respect to such Purchased Asset relative to Buyer’s initial underwriting in terms of the performance or condition of (i) the relevant Mortgaged Property, (ii) the Underlying Borrower (or its sponsor(s)) in relation to such Purchased Asset or (iii) the commercial real estate sub-market in the relevant jurisdiction relating to the relevant Mortgaged Property as determined by Buyer in its sole good faith discretion or (B) if such Purchased Asset is a Defaulted Asset. Notwithstanding anything contrary contained in the foregoing, and for the avoidance of doubt, a Margin Credit Event shall not be deemed to exist solely as a result of a disruption in the commercial mortgage backed securities market, capital markets or credit markets or any other event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, LIBOR Rate, or the Federal Funds Rate).

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit Amount” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit Default” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit Notice” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall have the meaning specified in Section 4(a) of this Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations or financial condition of Guarantor, Seller and/or Pledgor, (ii) the ability of the Guarantor, Seller or Pledgor to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents, or (iv) the rights and remedies of Buyer under any of the Transaction Documents.

“Maximum Asset Exposure Threshold” shall mean, with respect to any Purchased Asset, 60%, unless otherwise permitted by Buyer in its sole discretion.

“Maximum Purchase Percentage” shall mean, with respect to any Purchased Asset, the “Maximum Purchase Price Percentage” specified in Schedule 1 to the Fee Letter (or as otherwise specified in the applicable Confirmation), as adjusted in accordance with Schedule 1 to the Fee Letter (or as otherwise specified in the applicable Confirmation).

“Mezzanine Borrower” shall mean, with respect to any Mezzanine Loan, the obligor on the related Mezzanine Note, the pledgor under the related Mezzanine Pledge Agreement and the owner of the related Capital Stock.

“Mezzanine Pledge Agreement” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the pledge and security agreement creating a valid and enforceable lien on the related Capital Stock.

“Mezzanine Loan” shall mean a loan secured by a pledge of Capital Stock in one or more entities holding direct or indirect beneficial interests in an entity owning (or having a ground lease interest in) an Eligible Property.

“Mezzanine Note” shall mean, with respect to a Mezzanine Loan, a note or other evidence of indebtedness secured by a pledge of the related Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“More Favorable Agreement” shall have the meaning specified in Section 12(t) of this Agreement.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean (i) a whole commercial mortgage loan or (ii) a First Mortgage A-Note, in each case secured by a Mortgage and evidenced by a Mortgage Note and all other Purchased Asset Documents, all right, title and interest of Seller in and to any Mortgaged Property covered by the related Mortgage and all related Servicing Rights.

“Mortgage Note” shall mean (a) with respect to a Mortgage, a note or other evidence of indebtedness of a Mortgagor secured by such Mortgage and (b) with respect to a Participation Interest, a Participation Certificate evidencing such Participation Interest.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note (or Mortgage Notes, in the case of an AB Mortgage Loan or Split Mortgage Loan).

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“Net Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of a duly authorized officer of such Person.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document.

“Participation Certificate” shall mean a participation certificate which evidences the outstanding balance of a Participation Interest.

“Participation Interest” shall mean a senior controlling pari passu participation interest in a performing Mortgage Loan.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable or with respect to Taxes that are being contested in good faith and for which reserves have been established in accordance with GAAP; (b) liens arising by operation of law (such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s and similar liens) arising in the ordinary course of business which are (i) discharged by payment, bonding or otherwise or (ii) being contested in good faith by the related Mortgagor in accordance with the related Purchased Asset Documents; (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, which do not individually or in the aggregate, in the reasonable judgment of Seller, materially interfere with (i) the current use of the related Mortgaged Property, (ii) the security intended to be provided by the related Mortgage, (iii) the underlying obligor’s ability to pay its obligations when they become due or (iv) the value of the related Mortgaged Property; (d) liens and encumbrances set forth in the related Title Policy; and (e) rights of existing or future tenants as tenants only pursuant to leases.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, made by Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Pledgor” shall mean KREF Holdings IV LLC, a Delaware limited liability company.

“Portfolio Exposure Threshold” shall mean that the product of (i) the weighted-average aggregate Purchase Percentage of all Purchased Assets, multiplied by (ii) the weighted average LTV for all Purchased Assets does not exceed 57.5%, unless otherwise permitted by Buyer in its sole discretion.

“Power of Attorney to Buyer” shall mean (i) that certain Power of Attorney to Buyer dated as of the date hereof executed by Seller in favor of Buyer and (ii) such other power of attorney executed pursuant to this Agreement in substantially the form attached as Exhibit II-1.

“Power of Attorney to Seller” shall mean (i) that certain Power of Attorney to Seller dated as of the date hereof executed by Buyer in favor of Seller and (ii) such other power of attorney executed pursuant to this Agreement substantially in the form of Exhibit II-2.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Asset, the following due diligence information, to the extent applicable, relating to such New Asset to be provided by Seller to Buyer pursuant to this Agreement:

(a)           a summary of Seller’s internal credit committee or investment committee memorandum outlining the proposed transaction including among other things, potential transaction benefits and all material known underwriting risks and Underwriting Issues, underwriting models and all other characteristics of the proposed transaction that a prudent buyer would consider material;

(b)           current rent roll and rollover schedule, if applicable;

(c)           cash flow pro forma, plus historical information, if available;

(d)           flood certification (of the equivalent in the applicable jurisdiction);

(e)           maps and photos, if available;

(f)            interest coverage ratios and Debt Yield Ratio;

(g)           description of the Mortgaged Property, along with a description of the Mortgagor and sponsor (including their experience with other projects, ownership structure and financial statements);

(h)           loan-to-value ratio;

(i)            Seller’s or any Affiliate’s relationship with the Underlying Borrower or any affiliate;

(j)            material third party reports, to the extent available and applicable, including:  (i) engineering and structural reports, each in form and prepared by consultants acceptable to Buyer; (ii) current Appraisal; (iii) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Buyer; (iv) seismic reports, each in form and prepared by consultants acceptable to Buyer; (v) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants acceptable to Buyer; and (vi) the servicing data tape;

(k)           copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the Underlying Borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(l)            insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv)

hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage satisfactory to Buyer);

(m)          analyses and reports with respect to such other matters concerning the New Asset as Buyer may in its reasonable discretion require; and

(n)           with respect to any Transaction involving a New Asset that is a Future Advance Asset, Seller shall indicate in the related Preliminary Due Diligence Package that such New Asset is a Future Advance Asset and shall provide Buyer with the information required to complete the Confirmation regarding such Future Advance Asset, as well as the then remaining unfunded principal amount of all Purchased Assets that constitute Future Advance Assets.

“Prescribed Laws” shall mean, collectively, (a) the USA PATRIOT Act, (b) Executive Order 13224, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA PATRIOT Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price thereof as of such date, calculated on the basis of a three hundred sixty (360) day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination.

“Pricing Period” shall mean, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the LIBOR Rate for such Pricing Period, plus the Applicable Spread for the related Purchased Asset (subject to adjustment and/or conversion as provided in Sections 3(l), 3(m), 3(o) and 3(p) of this Agreement).

“Pricing Rate Reset Date” shall mean, with respect to a Purchased Asset, (a) in the case of the first (1st) Pricing Period for such Purchased Asset, the original Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days preceding the Remittance Date on which such Pricing Period begins.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property).  For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person:  (i) listed in the Annex to, or otherwise subject to the provisions of, Executive Order 13224; (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224;(iii) with whom Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order 13224;(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224;(v) that is the subject of Sanctions;(vi) that is a foreign shell bank; (vii) that is a resident of, or whose subscription funds are transferred from or through an account in, a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the FATF, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur (see http://www.fatf-gati.org for the FATF’s “Non-Cooperative Countries and Territories Initiative”); or (viii) who is an Affiliate of a Person described above.

“Property Value” shall mean, with respect to any Eligible Property as of any relevant date, the value of such Eligible Property on such date, as determined by Buyer in its sole discretion.  For purposes of Buyer’s determination, (i) the Property Value may take into account the appraised value of the Eligible Property, (ii) any amounts or claims secured by the related Eligible Property or Properties ranking senior to or pari passu with the lien of the applicable Purchased Asset may be deducted from the Property Value of the Eligible Property, (iii) Buyer shall have the right to designate the Property Value of any Eligible Property securing a Defaulted Asset as zero (unless Buyer otherwise specifies) and (iv) Buyer may consider the representations and warranties set forth in the Transaction Documents (including a material breach thereof), and exceptions thereto in its determination of the Property Value of the Eligible Property.

“Proportional Excess Amount” shall have the meaning specified in Section 4 of this Agreement.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Percentage” shall mean, with respect to any Purchased Asset, as of any date, the ratio, expressed as a percentage, where (X) the numerator equals the Purchase Price of such Purchased Asset as of such date, and (Y) the denominator is the outstanding principal balance of the Purchased Asset as of such date; provided, however, notwithstanding anything to the contrary herein, the Purchase Percentage for any Purchased Asset shall not at any time be permitted to exceed the applicable Maximum Purchase Percentage for such Purchased Asset.  The initial Purchase Percentage for a Purchased Asset as of the Purchase Date for such Purchased Asset shall be specified in the Confirmation.

“Purchase Price” shall mean, with respect to any Purchased Asset, as of any date, an amount equal to (i) the Initial Purchase Price for such Purchased Asset, plus (ii) the amount of any Future Advance Purchase pursuant to Section 3(h) and any payment made to Seller in connection with a Margin Excess pursuant to Section 4(b), minus (iii) any payment applied in connection with a Margin Deficit relating to such Purchased Asset pursuant to Section 4(a) and any Principal Payment relating to such Purchased Asset applied pursuant to Section 5 to reduce such Purchase Price and any other amounts paid to Buyer by Seller to reduce such Purchase Price.

“Purchase Term” shall mean, with respect to any Purchased Asset and any date of determination, the applicable period from the Purchase Date for such Purchased Asset to such date of determination.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Assets sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule 2.

“Purchased Asset File” shall mean the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall have the meaning specified in the Custodial Agreement.

“Purchased Asset Schedule” shall have the meaning specified in the Custodial Agreement.

“Qualified Assignee” shall mean any insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, mutual fund, or an Affiliate of Buyer that is regularly engaged in the business of making or owning commercial real estate loans or operating commercial real estate properties having shareholders’ equity or statutory capital in excess of $1,000,000,000.

“Qualified Capital Commitments” shall mean, as of any date of determination with respect to any Person, the excess of (a) the amount of any uncalled capital commitments of investors in such Person that are (i) payable in cash; (ii) readily available to be called by such Person without restriction or any other condition at any time and from time to time other than notice and other conditions disclosed in writing by Seller to Buyer prior to the date hereof; and (iii) from an investor that is not subject to an Act of Insolvency over (b) the outstanding principal amount of any debt secured by such capital commitments.

“Qualified Hedge Counterparty” shall mean, with respect to any Hedging Transaction, any entity other than an Affiliated Hedge Counterparty, that (a) qualifies as an “eligible contract participant” as such term is defined in the Commodity Exchange Act (as amended by the Commodity Futures Modernization Act of 2000), (b) the long-term debt of which is rated no less than “A+” by Standard & Poor’s and “A1” by Moody’s and (c) is reasonably acceptable to Buyer; provided that, with respect to clause (c), if Buyer has approved an entity as a counterparty, it may not thereafter deem such counterparty unacceptable with respect to any previously outstanding Transaction unless clause (a) or (b) no longer applies with respect to such counterparty.

“Quarterly Report” shall have the meaning specified in the Guaranty.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean KKR Real Estate Finance Trust Inc., a Maryland corporation.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Representatives” shall have the meaning specified in Section 27(a) hereof.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the date that is the earliest to occur of the following:  (a) the Facility Termination Date, (b) the date otherwise specified in the related Confirmation, or (c) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchase Obligations” shall mean the Aggregate Repurchase Price and all other amounts due under the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured.

“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, the  sum of the Purchase Price of such Purchased Asset plus any accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Asset and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law (including, without limitation, Prescribed Law), treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or any other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirements” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by Buyer.

“Sanctions” shall have the meaning specified in Section 10(xxv)(A) of this Agreement.

“Scheduled Facility Termination Date” means December 6, 2019.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean Situs Asset Management LLC, or any successor servicer appointed by Seller, as agent for Buyer, and reasonably acceptable to Buyer, or appointed by Buyer in its sole discretion during the continuance of an Event of Default; provided that the provisions of Section 22 are satisfied.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of the date hereof, by and between Servicer, Seller and Buyer and (ii) such other servicing or subservicing agreement entered into by Seller on Buyer’s behalf in accordance with Section 22 of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including:  (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Significant Modification” shall mean, with respect to any Purchased Asset:

(i)            any forbearance or extension with respect to the payment of (other than the maturity date, for which the provisions of clause (ii)(B) below shall apply), or decrease the amount of principal of, or interest on, the obligations evidenced by the related Purchased Asset Documents (other than any expense reimbursement obligation);

(ii)           with respect to such Purchased Asset: (A) any modification or waiver of any monetary or financial term (other than postponing or extending any scheduled date fixed for any payment of principal of, or interest on, the obligations evidenced by the Purchased Asset Documents, for which the provisions of clause (i) above shall apply and other than any expense reimbursement obligation); or (B) extending the maturity date thereunder (other than any extension of the maturity date for which there is no material lender discretion and the relevant conditions have been satisfied (and not waived));

(iii)          releasing any portion of the collateral securing the obligations evidenced by the related Purchased Asset Documents, acceptance of substitute or additional collateral or subordinating such Purchased Asset or any collateral therefor to any other indebtedness (other than as permitted by the terms of the underlying Purchased Asset Document and for which there is no material lender discretion and the relevant conditions have been satisfied in all material respects (and not waived in any material respect));

(iv)          releasing any obligor thereunder (other than any release required by the terms of the underlying Purchased Asset Documents and for which there is no material lender discretion and the relevant conditions have been satisfied in all material respects (and not waived in any material respect) or described in the parenthetical to clause (iii) above);

(v)           waiving a default for a scheduled payment of principal of, or interest on, the obligations evidenced by the Purchased Asset Document or a material non-monetary default under the Purchased Asset Documents;

(vi)          any reinstatement of the Purchased Asset following an acceleration thereof;

(vii)         waiving or modifying any monetary (other than any expense reimbursement obligation) or material non-monetary condition to the extension of the maturity date of the Purchased Asset;

(viii)        any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of an underlying Mortgaged Property or a transfer or pledge of direct or indirect interests in the Mortgagor or consent to the incurrence of additional debt by Mortgagor or any direct or indirect owner thereof, other than any such transfer, pledge and/or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(ix)          foreclosure, sale or other disposition of any collateral or exercise of any other material right or remedy following an Event of Default with respect to a Purchased Asset (including in connection with the bankruptcy of a Mortgagor or other obligor in respect of a Purchased Asset) unless there is a concurrent repayment of the Repurchase Price with respect thereto;

(x)           any modification, waiver or amendment of an intercreditor agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to any Purchased Asset, or any exercise of rights or remedies with respect thereto, in each case if and to the extent such action adversely affects the priority, payments, consent rights or security interest of the holder of the Purchased Asset; or

(xi)          any additional matters as may be set forth in the Confirmation with respect to a Purchased Asset.

“Single-Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13 of this Agreement.

“SIPA” shall have the meaning specified in Section 25(a) of this Agreement.

“Split Mortgage Loan” shall mean a Mortgage Loan evidenced by two or more senior pari passu Mortgage Notes.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc. and any successor in interest.

“Standard Lien Exceptions” shall have the meaning specified in Exhibit III of this Agreement.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity majority owned and Controlled by such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any New Asset, information or deliveries concerning such New Asset that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Asset.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition.  A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.

“Tangible Net Worth” shall mean, with respect to any Person and its Consolidated Subsidiaries on a consolidated basis, as of any date of determination, the sum of (a) all amounts that would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, plus (b) the aggregate amount of all Qualified Capital Commitments of such Person, less (c)(i) amounts owing to such Person or Consolidated Subsidiary from Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person (other than Hedging Transactions specifically related to the Purchased Assets) and (iii) prepaid Taxes and/or expenses, all on or as of such date.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” shall mean (a) with respect to any Purchased Asset that is a Mortgage Loan, an American Land Title Association lender’s title insurance policy or a comparable form of lender’s title insurance policy and (y) with respect to any Purchased Asset that is a Mezzanine Loan, an “Eagle-9” policy, “UCC Plus” policy or equivalent UCC insurance policy; in each case, that is approved for use in the applicable jurisdiction and in form and substance reasonably acceptable to Buyer, (b) if such policy has not yet been issued, (i) a pro forma policy, (ii) a preliminary title policy together with an Insured Closing Letter and Escrow Instructions or (iii) a “marked up” commitment, in each case that is binding on the title insurer.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination, the aggregate Indebtedness  (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-Consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP, less the amount of non-recourse Indebtedness owing pursuant to securitization transactions that are not issued, sponsored or managed by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(f) of this Agreement.

“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, the Pledge and Security Agreement, the Servicing Agreement, the Power of Attorney to Buyer, the Power of Attorney to Seller, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Documents” shall mean, with respect to any Purchased Asset, all applicable Purchased Asset Documents necessary to transfer all of Seller’s right, title and interest in such Purchased Asset to Buyer in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian, or, in the case of a Table Funded Purchased Asset, Bailee, to Buyer substantially in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underlying Borrower” shall mean, with respect to any Purchased Asset that is a Mortgage Loan, the Mortgagor, and with respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Borrower.

“Underwriting Issues” shall mean, with respect to any New Asset, all material information of which Seller has actual knowledge that under the circumstances, would, in the context of the totality of the Transaction in question, a reasonable institutional mortgage loan buyer would consider a materially “negative” factor (either separately or in the aggregate with other information relating to such New Asset), including, but not limited to, whether such New Asset was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as the absence of any material Purchased Asset Document(s)).

“Upfront Fee” shall have the meaning specified in the Fee Letter.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(r)(ii)(C) hereof.

“Wind Down Period” shall mean the period from and after December 31, 2017, provided that (i) no IPO has occurred and (ii) Seller shall have provided notice to Buyer that Manager has commenced an orderly liquidation of the operations of the REIT and its Affiliates in accordance with that certain Stockholders Agreement of the REIT, dated as of March 26, 2016, along with evidence reasonably acceptable to Buyer evidencing the same.

“Wind Down Period Beginning Balance” shall mean the outstanding Aggregate Repurchase Price of all Purchased Assets as of the commencement of the Wind Down Period.

3.                                      INITIATION; CONFIRMATION; TERMINATION; FEES

(a)           Seller may prior to the earlier to occur of the Facility Termination Date and the commencement of a Wind Down Period, from time to time request that Buyer enter into a Transaction with respect to one or more New Assets by submitting a Preliminary Due Diligence Package for Buyer’s review and approval, which approval shall be in Buyer’s sole discretion.  Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Asset if, (x) immediately after the purchase of such New Asset, the Aggregate Repurchase Price would exceed the Facility Amount or (y) a Wind Down Period has commenced.  Buyer and its representatives shall have the right to review all New Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Assets as Buyer determines is necessary in Buyer’s sole discretion.  Notwithstanding any provision to the contrary herein or in any other Transaction Document, Buyer shall be entitled to determine, in its sole discretion, whether a New Asset qualifies as an Eligible Asset or whether to reject any New Asset proposed to be sold to Buyer by Seller.

(b)           Upon Buyer’s receipt of a Preliminary Due Diligence Package, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate the proposed Transaction.  Upon Buyer’s receipt or waiver of such Supplemental Due Diligence Package, Buyer shall, in its sole discretion, within five (5) Business Days, either (i) notify Seller of its intent to proceed with the Transaction together with its determination of the Purchase Price and the Asset Exposure Ratio for the related New Asset (such notice, a “Preliminary Approval”) or (ii) deny Seller’s request.  Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c)           Upon Seller’s receipt of Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Asset upon the terms set forth by Buyer in the Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Asset and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to a Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in its sole discretion and pursuant to documentation satisfactory to Buyer in its sole discretion:

(i)            Delivery of Purchased Asset Documents.  Copies of each of the final Purchased Asset Documents, or drafts of such Purchased Asset Documents in substantially final form if such New Asset is being originated concurrently with the transfer to Buyer, subject to delivery of final, executed copies of such Purchased Asset Documents on the Purchase Date of such New Asset.

(ii)           Environmental and Engineering.  A “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.

(iii)          Appraisal.  If obtained by Seller, an Appraisal or a Draft Appraisal of the related Eligible Property or Properties dated less than one hundred twenty (120) days prior to the proposed Purchase Date. Unless otherwise approved by Buyer, if Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv)          Insurance.  Certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents and otherwise reasonably satisfactory to Buyer.  Such certificates or other evidence shall indicate that Seller (or as to a New Asset that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

(v)           Opinions of Counsel.  Copies of all legal opinions with respect to the New Asset (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Asset is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Asset.

(vi)          Title Policy.  (A) An unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Asset with an amount of insurance that shall be not less than the principal balance of such New Asset, or (B) an endorsement or confirmatory letter from the title company that issued the existing Title Policy (in an amount not less than the principal balance of such New Asset) in favor of Seller and Seller’s successors and assigns adding such parties as an additional insured.

(vii)         Additional Real Estate Matters.  To the extent obtained by Seller, such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as:  (A) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement; and (B) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Asset.

(viii)        Exception Report.  A written report of any exceptions to the representations and warranties in Exhibit III attached hereto (an “Exception Report”).

(ix)          Other Documents.  Such other documents as Buyer shall reasonably deem to be necessary.

(d)           Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in Section 3(c) above, Buyer shall in its sole discretion notify Seller that either (A) Buyer has not approved the New Asset or (B) Buyer agrees to purchase the New Asset, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (such notice, a “Final Approval”) set forth in Section 3(f) below.  Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Asset, unless Buyer and Seller have agreed otherwise in writing.

(e)           Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller an executed Confirmation with respect to a proposed Transaction; provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Asset that will be the subject of a Transaction.  Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(f)            Subject to Seller’s rights under Section 3(g) hereof, Buyer shall transfer the Purchase Price to Seller with respect to each New Asset for which it has issued a Confirmation on the Purchase Date specified in such Confirmation (which Purchase Date shall be at least three (3) Business Days after the date the Final Approval is delivered), and the related New Asset shall be concurrently transferred by Seller to Buyer or Buyer’s nominee; provided that the following conditions (collectively, the “Transaction Conditions Precedent”) shall be satisfied (or waived by Buyer in its sole discretion) with respect to such proposed Transaction:

(i)            no Default, Event of Default or Margin Deficit Default shall have occurred and be continuing as of the Purchase Date;

(ii)           Seller shall have executed a Confirmation for such proposed Transaction;

(iii)          Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Financial Covenant Compliance Certificate is required to be delivered hereunder;

(iv)          [intentionally omitted];

(v)           Buyer shall have (A) determined, in its sole discretion in accordance with Section 3(a) of this Agreement, that the New Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (B) completed to its satisfaction all due diligence with respect to the New Asset, including, without limitation, due diligence with respect to any lending licensing requirements which may impact Buyer, (C) obtained internal credit approval for the inclusion of such New Asset as a Purchased Asset in a Transaction, (D) confirmed that, after giving effect to such Purchased Asset, the Concentration Limit shall be satisfied and (E) determined, in its sole discretion, that the Asset Exposure Ratio of such Eligible Asset does not exceed the Maximum Asset Exposure Threshold and the Portfolio Exposure Threshold will be satisfied, in each case, immediately after giving effect to such proposed Transaction;

(vi)          (A) if the New Asset is not a Table Funded Purchased Asset, the applicable Purchased Asset File described in Section 7(b)(i) of this Agreement shall have been delivered to Custodian, and Buyer shall have received a Trust Receipt with respect to such Purchased Asset File, and (B) if the Purchased Asset is a Table Funded Purchased Asset, the documents required by Section 7(b)(i) shall have been delivered to Bailee and Bailee shall have executed and delivered a Bailee Agreement;

(vii)         Seller shall have delivered to any related Underlying Borrower, obligor, related servicer or lead lender a direction letter in accordance with Section 5(a) of this Agreement unless such Underlying Borrower, obligor, related servicer or lead lender is already remitting payments due to Seller with respect to such Purchased Asset to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(viii)        Seller shall have paid to Buyer (A) any fees then due and payable under the Fee Letter and (B) any unpaid Transaction Costs due and owing by Seller (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(ix)          the New Asset shall not be a Defaulted Asset;

(x)           Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(xi)          Buyer shall have received a copy of any document relating to any Hedging Transaction, and Seller shall have validly pledged and assigned to Buyer all of Seller’s rights under each Hedging Transaction included within a Purchased Asset, if any;

(xii)         no circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

(xiii)        there shall not have occurred (A) a material change in financial markets as a result of an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (B) a general suspension of trading on major stock exchanges, or (C) a disruption in or moratorium on commercial banking activities or securities settlement services; and

(xiv)        Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law including without limitation changes in any Reserve Requirements and any other increase in cost to Buyer, has not made it more expensive (unless such increased expense is paid by Seller), impracticable or unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transaction.

(g)           Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the related Transaction covered thereby.

(h)           Subject to Section 4 of this Agreement, at any time prior to the Repurchase Date, in the event a future advance is to be made by Seller pursuant to the Purchased Asset Documents with respect to a Future Advance Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Purchase Percentage, multiplied by the amount of such future advance (a “Future Advance Purchase”) which Future Advance Purchase shall (once funded to Seller) increase the outstanding Purchase Price for such Future Advance Asset (effective as of the date of funding to Seller).  Buyer shall transfer cash to Seller as provided in this Section 3(h) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days following the Business Day on which Buyer determines that the conditions precedent to such Future Advance Purchase as set forth in this Section 3(h) have been satisfied (or, in Buyer’s sole and absolute discretion, waived).  Any Future Advance Purchase to be made by Buyer in accordance with this Section 3(h) shall be subject to satisfaction of the following conditions:

(i)            No Default or Event of Default has occurred and is continuing and no Net Margin Deficit exists or will exist as a result of such funding;

(ii)           after giving effect to such Future Advance Purchase, the Asset Exposure Ratio does not exceed the Maximum Asset Exposure Threshold; provided, that if Buyer determines that the Asset Exposure Ratio of the applicable Purchased Asset would exceed the Maximum Asset Exposure Threshold or the Portfolio Exposure Threshold would not be satisfied, in each case, immediately after giving effect to the funding of the Future Advance Purchase, then the amount of the Future Advance Purchase shall be reduced to the maximum amount that would enable both such tests to be satisfied and Buyer shall fund such reduced amount of the Future Advance Purchase, subject to the satisfaction of the other conditions set forth in this Section 3(h);

(iii)          the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Facility Amount;

(iv)          the Future Advance Purchase will not cause the Purchase Price of the applicable Future Advance Asset to exceed the Concentration Limit;

(v)           [intentionally omitted];

(vi)          Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future advance under the Purchased Asset Documents have been satisfied in all material respects (and not waived in any material respect);

(vii)         the Future Advance Purchase shall be in an amount equal to or greater than $500,000 in the aggregate with respect to all Future Advance Purchases to be made on such date;

(viii)        Buyer shall have received satisfactory evidence that previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) its pro rata portion of such Future Advance Purchase in respect of such Future Advance Asset;

(ix)          Seller and Buyer shall have approved any ministerial modification to the Confirmation with respect to the applicable Future Advance Asset to reflect the amount of the Future Advance Purchase; and

(x)           If the Confirmation with respect to such Purchased Asset indicates that Buyer’s credit committee has not approved Future Advance Purchases, Buyer’s credit committee shall have approved the Future Advance Purchase.

(i)            Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Asset on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)            no Default or Event of Default shall be continuing or would occur or result from such early repurchase, no Net Margin Deficit will exist as a result of such early repurchase and no Margin Deficit Amount shall be outstanding unless the same would be cured or paid as a result of such repurchase;

(ii)           Seller notifies Buyer in writing, no later than two (2) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Asset (which notice shall be revocable provided Seller notifies Buyer in writing of such revocation no later than one (1) Business Day prior to the Early Repurchase Date) ; and

(iii)          Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement or the other Transaction Documents (including, without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any, and the Exit Fee, if applicable) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Asset.

(j)            On the Repurchase Date for any Transaction, termination of the applicable Transaction will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Assets, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer to Buyer of the applicable Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement with respect to such Transaction (including without limitation, Section 3(o), Section 3(p) and Section 3(q) of this Agreement, if any, and the Exit Fee, if applicable) to an account of Buyer.

(k)           So long as no Event of Default has occurred and is then continuing (unless the same would be cured as a result of such repayment), the Repurchase Price with respect to one or more Purchased Assets may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Asset(s) on the amount of such payment and all other amounts then due under the Transaction Documents.  Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than $1,000,000.

(l)            If (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (ii) the LIBOR Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Buyer) of making or maintaining Transactions, Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to all outstanding Transactions until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) 0.25%, plus (iii) the Applicable Spread (the “Alternative Rate”).

(m)          Notwithstanding any other provision herein, if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

(n)           If Buyer shall have determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law (including, without limitation changes in any Reserve Requirements and any other increase in cost to Buyer) has made it unlawful, or any Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into any Transaction or any Governmental Authority has imposed material restrictions on the authority of Buyer to enter into any Transaction, then on notice thereof by Buyer to Seller, any obligations of Buyer to enter into Transactions shall be suspended until Buyer notifies Seller that the circumstances giving rise to such determination no longer exist.

(o)           Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any loss, cost or expense (not to include any lost profit or opportunity) (including, without limitation, attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(i) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date, (iii) Seller’s failure to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has given a Final Approval to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents or (v) any actions taken to perfect or continue any lien created under any Transaction Document.  A certificate as to such losses, costs and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error.  This Section 3(o) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(p)           If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy, including the Reserve Requirements or any other reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within five (5) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(p) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  With respect to each reduction in the rate of return as described above, this Section 3(p) shall survive for a period of six (6) months form the date of the incurrence of such reduction by Buyer.  This Section 3(p) shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.  This Section 3(p) shall not apply with respect to Taxes.

(q)           Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.  As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(q), Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.  Seller shall indemnify Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Buyer or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.

(r)            If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(r)(i), Section 3(r)(ii) and Section 3(r)(iv) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer.  Without limiting the generality of the foregoing:

(i)            if Buyer is a United States person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(ii)           if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)          in the case of Buyer claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)          in the case of Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed originals of IRS Form W-8BEN-E; or

(D)          to the extent Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of Buyer are claiming the portfolio interest exemption, Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)          if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(iv)          if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine whether Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3(r)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

provided that Buyer agrees that if any form or certification it previously delivered pursuant to this Section 3(r) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(s)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to Section 3(q)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(s) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(s), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(s) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(t)            If any of the events described in Section 3(l), Section 3(o), Section 3(p) or Section 3(q) result in Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets no later than five (5) Business Days after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(i).  The election by Seller to terminate the Transactions in accordance with this Section 3(s) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets.  Notwithstanding anything to the contrary herein, no Exit Fee shall be payable in connection with any such repurchase.

(u)           From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Assets.  On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder and under the other Transaction Documents, against the transfer by Buyer to Seller of each such Purchased Asset.  Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder and under the other Transaction Documents.

(v)           Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, shall in each case be deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement.

4.                                      MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

(a)           If, from time to time prior to the commencement of a Wind Down Period, (1) as the result of  the occurrence of a Margin Credit Event with respect to such Purchased Asset, the Asset Exposure Ratio of such Purchased Asset is greater than the Maximum Asset Exposure Threshold for such Purchased Asset as determined by Buyer in its sole good faith discretion (a “Margin Deficit”), and (2) such Margin Deficit exceeds the Aggregate Margin Excess (if any) as of such date (the amount, if any, by which such Margin Deficit exceeds the Aggregate Margin Excess as of such date, a “Net Margin Deficit”), then, subject to the further provisions of this Section 4(a), Seller shall, not later than three (3) Business Days after receipt of notice of such Net Margin Deficit from Buyer (a “Margin Deficit Notice”), deliver to Buyer cash in an amount (the “Margin Deficit Amount”) sufficient to reduce the aggregate Purchase Price of such Purchased Asset to an amount such that no Net Margin Deficit exists; provided that, unless an Event of Default has occurred and is then continuing, Seller shall not be required to cure a Net Margin Deficit unless and until the aggregate Margin Deficit Amount that would otherwise be payable at such time under this Section 4(a) with respect to all Purchased Assets then outstanding (the “Aggregate Margin Deficit Amount”) equals or exceeds $2,000,000 on any date of determination.  The failure of Buyer to timely make a payment in respect of a Net Margin Deficit as and to the extent required under this Section 4(a) is referred to in this Agreement as a “Margin Deficit Default”.  Any Margin Deficit Amount delivered to Buyer pursuant to this Section 4(a) shall be applied to reduce the Purchase Price of the applicable Purchased Assets.   As used herein, (i)“Margin Excess” means, as of any date of determination, the amount (if any) by which the Asset Exposure Ratio of any Purchased Asset is less than the Maximum Asset Exposure Threshold for such Purchased Asset as determined by Buyer in its sole good faith discretion and (ii) “Aggregate Margin Excess” means, as of any date, the amount (if any) by which the weighted average Asset Exposure Ratio of all Purchased Assets is less than the Portfolio Exposure Threshold.  To the extent the Aggregate Margin Excess is applied to offset any Margin Deficit, the amount so applied (the “Applied Excess Amount”) shall notionally increase the Purchase Price of each Purchased Asset with Margin Excess (an “Excess Purchased Asset”) in an amount equal to the pro rata share of the Applied Excess Amount (based on the Margin Excess of each applicable Purchased Asset), or by such other amount as otherwise agreed by the parties (the amount by which any such Purchase Price is notionally increased pursuant to the foregoing, the “Proportional Excess Amount”) solely for purposes of determining whether a Margin Deficit or Margin Excess exists with respect to any such Excess Purchased Asset thereafter (but not for determining the Repurchase Price hereunder).

(b)           Prior to the commencement of a Wind Down Period, if at any time the Asset Exposure Ratio of any Purchased Asset is less than the Maximum Asset Exposure Threshold for such Purchased Asset as determined by Buyer in its sole discretion (a “Margin Excess”), then Buyer shall, no later than five (5) Business Days after receipt of a written request from Seller, transfer cash to Seller in an amount such that the Asset Exposure Ratio of such Purchased Asset, after the increase in the Purchase Price of such Purchased Asset will thereupon not exceed the Maximum Asset Exposure Threshold as re-determined by Buyer after giving effect to the delivery of cash by Buyer to Seller pursuant to this Section 4(b); provided that (i) no Margin Deficit, Default or Event of Default has occurred and is continuing, (ii) such funding shall not result in the Aggregate Repurchase Price of all Purchased Assets exceeding the Facility Amount and (iii) each such funding shall be in an amount of not less than $250,000.  Any cash delivered by Buyer to Seller pursuant to this Section 4(b) shall be applied by Buyer to increase the Purchase Price of the applicable Purchased Asset.  Buyer and Seller shall execute and deliver a restated Confirmation for the applicable Transaction to set forth the new Purchase Price for such Purchased Asset.  Seller may not request funding under this Section 4(b) more than three times in any calendar month.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)           On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”).  Seller shall cause all Income with respect to the Purchased Assets to be deposited in the Blocked Account.  In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Assets within two (2) Business Day of receipt.  All Income in respect of the Purchased Assets, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b)           Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income other than Principal Payments on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as follows:

(i)            first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii)           second, to Buyer, all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii)          third, if a Margin Deficit shall exist with respect to one or more Purchased Assets, to Buyer, the amount (determined pursuant to Section 4(a)) necessary to cure such Margin Deficit; and

(iv)          fourth, to Seller, the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under (i) through (ii) above of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date ), the same shall constitute an Event of Default hereunder.

(c)           Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, any Principal Payment (including net sale proceeds) in respect of any Purchased Asset for which the Income thereof has been received by Depository Bank during any Collection Period shall be applied as follows:

(i)            first, to Buyer, an amount equal to the product of the amount of such Principal Payment multiplied by the applicable Purchase Percentage, which amount shall be applied by Buyer to reduce the Purchase Price of the applicable Purchased Asset(s);

(ii)           second, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Principal Payment as of such Remittance Date;

(iii)          third, to Buyer, if a Margin Deficit shall exist with respect to one or more Purchased Assets, the amount (determined pursuant to Section 4(a)) necessary to cure such Margin Deficit; and

(iv)          fourth, to Seller, the remainder, if any.

(d)           During the Wind Down Period, unless an Event of Default shall have occurred and be continuing, on each Remittance Date, any Principal Payments on deposit in the Blocked Account in respect of the Purchased Assets shall be applied in the order set forth below, provided, that if the amount of such Principal Payments on deposit equals or exceeds $1,000,000, upon no less than two (2) Business Days’ prior written notice, Seller shall have the right, exercisable no more than one (1) time per month, to cause such Principal Payments to be applied on a date earlier than the Remittance Date as specified in the related notice:

(i)            until the Wind Down Period Beginning Balance has been reduced by fifty percent (50%), any such Principal Payments shall be applied in the following order of priority:

(A)          first, to Buyer, an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(B)          second, to Buyer, any Transaction Costs and all other amounts due and payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price) to the extent the same have not been paid pursuant to Section 5(b);

(C)          third, to Buyer, if a Margin Deficit shall exist with respect to one or more Purchased Assets, the amount (determined pursuant to Section 4(a)) necessary to cure such Margin Deficit;

(D)          fourth, all remaining Principal Payments to Buyer to reduce the aggregate Purchase Prices of all Purchased Assets on a pro rata basis until the Wind Down Period Beginning Balance has been reduced by fifty percent (50%); and

(E)           fifth, the remainder to be applied in accordance with Section 5(d)(ii)(D) and Section 5(d)(ii)(E), as applicable.

(ii)           Until the Wind Down Period Beginning Balance has been reduced by seventy five percent (75%), any such Principal Payments shall be applied in the following order of priority:

(A)          first, to Buyer, an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(B)          second, to Buyer, any Transaction Costs and all other amounts due and payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price) to the extent the same have not been paid pursuant to Section 5(b);

(C)          third, to Buyer, if a Margin Deficit shall exist with respect to one or more Purchased Assets, the amount (determined pursuant to Section 4(a)) necessary to cure such Margin Deficit;

(D)          fourth, seventy-five percent (75%) of the remainder of such Principal Payments to Buyer to reduce the aggregate Purchase Prices of all Purchased Assets on a pro rata basis, and twenty-five percent (25%) of such remainder to Seller, until the Wind Down Period Beginning Balance has been reduced by seventy-five percent (75%); and

(E)           fifth, the remainder to be applied in accordance with Section 5(d)(iii)(D) and Section 5(d)(iii)(E), as applicable.

(iii)          Until the Wind Down Period Beginning Balance has been reduced to zero, any such Principal Payments shall be applied in the following order of priority:

(A)          first, if a Principal Payment in respect of any Purchased Asset has been made during the related Collection Period, to Buyer an amount equal to the product of the amount of such Principal Payment, multiplied by the applicable Purchase Percentage;

(B)          second, to Buyer, any Transaction Costs and all other amounts due and payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price) to the extent the same have not been paid pursuant to Section 5(b);

(C)          third, to Buyer, if a Margin Deficit shall exist with respect to one or more Purchased Assets, the amount (determined pursuant to Section 4(a)) necessary to cure such Margin Deficit;

(D)          fourth, fifty percent (50%) of the remainder of such Principal Payments to Buyer to reduce the aggregate Purchase Prices of all Purchased Assets on a pro rata basis, and fifty percent (50%) of such remainder to Seller, until the Wind Down Period Beginning Balance has been reduced to zero; and

(E)           fifth, to Seller, the remainder, if any.

(e)           If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Assets and the associated Hedging Transactions shall be applied as determined in Buyer’s sole discretion pursuant to Section 14(b)(ii).

(f)            If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Asset or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Asset (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m. (New York time) on the Business Day following Seller’s receipt of such notice.

6.                                      SECURITY INTEREST

(a)           Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets for all purposes (other than for U.S. federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Assets.  However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the following (collectively, the “Repurchase Assets”):

(i)            all of the Purchased Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Assets) and related Servicing Rights;

(ii)           all Income from the Purchased Assets;

(iii)          all insurance policies and insurance proceeds relating to any Purchased Asset or the related Eligible Property;

(iv)          all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing;

(v)           all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing; and

(vi)          any other property, rights, titles or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Asset Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

(b)           With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Sections 6(c) and 6(d), Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents.  In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Sections 6(c) and 6(d) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Assets) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Assets and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement).

(c)           Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to Seller’s rights under all Hedging Transactions relating to Purchased Assets entered into by Seller and all proceeds thereof.  Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct.  So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d)           Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Blocked Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Blocked Account.

(e)           In connection with the repurchase by Seller of any Purchased Asset in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Asset and any Income related thereto to Seller.

7.                                      PAYMENT, TRANSFER AND CUSTODY

(a)           Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Assets and all rights thereunder shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.  Buyer will provide Seller with a Power of Attorney to Seller, allowing Seller to administer, operate and service such Purchased Assets.  Provided that no Event of Default shall have occurred and be continuing, such Power of Attorney to Seller shall be binding upon Buyer and Buyer’s successors and assigns.

(b)           Seller shall:

(i)            with respect to each Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related (1) Mortgage Note, Mezzanine Note or Participation Certificate with assignment in blank (as applicable), (2) loan agreement, (3) Mortgage or Mezzanine Pledge Agreement and LLC Certificate (as applicable), (4) Title Policy, (5) Insured Closing Letter and Escrow Instructions, if any, and (6) the executed Bailee Agreement; (B) not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the Purchase Date, deliver or cause Bailee to deliver and release to Custodian (with a copy to Buyer), together with a Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and (C) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt; and

(ii)           with respect to each Purchased Asset that is not a Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) two (2) Business Days prior to the related Purchase Date, deliver and release to Custodian (with a copy to Buyer), together with the Purchased Asset File Checklist, the Purchased Asset Documents with respect to each Table Funded Purchased Asset identified in the Purchased Asset File Checklist delivered therewith, and (B) on the Purchase Date, cause Custodian to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents;

provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note, Mezzanine Note, the Assignment of Mortgage, the LLC Certificate and the Participation Certificate, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within one hundred eighty (180) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original).  After the expiration of such best efforts period,

Seller shall deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document.  Notwithstanding the foregoing, Buyer shall, at its option, have the right to cancel the purchase of an Eligible Asset if all required originals have not been delivered as required in this Agreement.

(c)           From time to time, Seller shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to Custodian promptly when they are received.  With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including Custodian), Seller shall execute an omnibus Power of Attorney to Buyer irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default only, (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note, Mezzanine Note, LLC Certificate or Participation Certificate (as applicable)  and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Assets and the related Purchased Asset Files and the Servicing Records.  Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or cause the Purchased Asset Files to be deposited directly, with Custodian to be held by Custodian on behalf of Buyer.  The Purchased Asset Files shall be maintained in accordance with Custodial Agreement.  Any Purchased Asset File not delivered to Buyer or its designee (including Custodian) is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee.  The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer.  Seller or its designee (including Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by Seller or is pursuant to the order of a court of competent jurisdiction.

(d)           On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i)            Transaction Documents. (A) This Agreement, duly executed and delivered by Seller and Buyer; (B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;(C) the Blocked Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank; (D) the Fee Letter, duly executed and delivered by Seller and Buyer; and (E) the Guaranty, duly executed and delivered by Guarantor; (F) the Power of Attorney to Buyer; (G) the Power of Attorney to Seller; (H) the Pledge and Security Agreement; (I) the Servicing Agreement duly executed by the parties thereto; and (J) the Filings;

(ii)           Fees and Costs.  The Upfront Fee and all other Transaction Costs payable to Buyer in connection with the negotiation of the Transaction Documents;

(iii)          Organizational Documents.  Certified copies of the organizational documents of Seller, Pledgor and Guarantor and resolutions or other documents evidencing the authority of Seller, Pledgor and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller, Pledgor and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller, Pledgor or Guarantor, as the case may be, to the contrary);

(iv)          Legal Opinion.  Opinions of counsel to Seller, Pledgor and Guarantor in form and substance satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Buyer; and

(v)           Other Documents.  Such other documents as Buyer may reasonably request.

8.                                      CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED ASSETS

(a)           Subject to the terms and conditions of this Agreement, title to all Purchased Assets shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Assets in accordance with the terms and conditions of the Purchased Asset Documents.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging (at its expense) in repurchase transactions with the Purchased Assets with Persons in conformity with the terms and conditions of the Purchased Asset Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets to Persons in conformity with the terms and conditions of the Purchased Asset Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)           Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller other than as permitted herein.  Subject to the terms and conditions of this Agreement, any documents delivered to Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.                                      EXTENSION OF FACILITY TERMINATION DATE; REDUCTION OF FACILITY AMOUNT

(a)           Seller shall have the right, no earlier than sixty (60) days and no later than thirty (30) days prior to the first anniversary of this Agreement, by written notice to Buyer to request that Buyer add an additional twelve (12) months to the term of the Facility and postpone the Scheduled Facility Termination Date by a period of twelve (12) months.  Such requests may be approved or denied in Buyer’s sole discretion (on the same terms or such different terms as may be determined by Buyer at such time in its sole discretion), and in any case shall be approved only if (i) no Default or Event of Default shall exist or Margin Deficit Amount shall be outstanding on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties in this Agreement shall be true, correct, complete and accurate in all respects as of the Scheduled Facility Termination Date (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer and subject to any exceptions disclosed to Buyer in writing for matters or events occurring subsequent to such date which are not prohibited and do not constitute a default under this Agreement), and (iii) on or before the first anniversary of the date of this Agreement, Seller shall have paid the Upfront Fee to Buyer.  Buyer shall notify Seller within ten (10) days of receipt of Seller’s request for a postponement of the Scheduled Facility Termination Date under this Section 9(a) whether Buyer approves or denies such extension.

(b)           Without limiting the provisions of Section 9(a) above, Seller shall have the right, by written request to Buyer no earlier than one hundred (120) days and no later than thirty (30) days prior to then current Facility Termination Date, to request an extension of the then current Facility Termination Date for one additional period of one (1) year (the “Extension Period”) twice during the term of this Agreement.  Such request may be approved or denied in Buyer’s sole discretion (on the same terms or such different terms as may be determined by Buyer at such time in its sole discretion), and in any case shall be approved only if (i) no Default, Event of Default or Margin Deficit Default shall exist on the date of Seller’s request to extend or on the then current Facility Termination Date, (ii) all representations and warranties in this Agreement shall be true, correct, complete and accurate in all respects as of the then current Facility Termination Date (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to such date and approved by Buyer and subject to any exceptions disclosed to Buyer in writing for matters or events occurring subsequent to such date which are not prohibited and do not constitute a default under this Agreement), and (iii) on or before the then current Facility Termination Date, Seller shall have paid the Extension Fee to Buyer.  Buyer shall notify Seller within ten (10) days of receipt of Seller’s request for an extension whether Buyer approves or denies such extension.

(c)           Seller may, from time to time, upon at least five (5) Business Days’ prior notice to Buyer, permanently reduce in part the undrawn portions of the Facility Amount; provided, however, that (i) each partial reduction of the Facility Amount shall be in an aggregate amount of $10,000,000 or a multiple thereof, (ii) after giving effect to such reduction, the Aggregate Repurchase Price of all Purchased Assets shall not exceed the Facility Amount, (iii) the Facility Amount shall not be reduced below $100,000,000 and (iv) Seller shall not be entitled to any rebate of the Upfront Fee or Extension Fee for the year during which any such notice is given (it being agreed that the Upfront Fee payable as of the next occurring anniversary of the date of this Agreement following any such notice of reduction shall be calculated taking into account such reduced Facility Amount but no credit shall be given for any Upfront Fee already paid prior to the giving of such notice for the then-current year or any prior year).

10.                               REPRESENTATIONS

Seller represents and warrants to Buyer that as of the date of this Agreement and as of each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(i)            Organization.  Seller (A) is a limited liability company duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware; (B) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business; (C) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals necessary, to (1) own and hold its assets and to carry on its business as now being conducted and proposed to be conducted and (2) to execute the Transaction Documents and enter into the Transactions thereunder, and (D) has all requisite limited liability company or other power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Authorization; Due Execution; Enforceability.  The execution, delivery and performance by Seller of each of this Agreement and each of the Transaction Documents have been duly authorized by all necessary limited liability company or other action on its part.  The Transaction Documents have been duly executed and delivered by Seller for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Non-Contravention; Consents.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of the organizational documents of Seller (B) conflict with any applicable law (including, without limitation, Prescribed Laws), rule or regulation or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any Governmental Authority applicable to Seller, (C) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (D) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound.

(iv)          Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the actual knowledge of Seller, threatened against Seller or any of its assets which (A) would reasonably be expected to, individually or in the aggregate, result in any Material Adverse Effect; (B) makes a claim or claims in an amount greater than $100,000; or (C) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)           No Broker.  Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets pursuant to any Transaction Documents.

(vi)          Good Title to Purchased Assets.  Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of setoff, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Assets, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Assets to Buyer, and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets (other than for U.S. federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement.  In the event that the related Transaction is recharacterized as a secured financing of the Purchased Assets and with respect to the security interests granted in Section 6(a), Section 6(c) and Section 6(d), the provisions of this Agreement and the filing of the Filings are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c) and Section 6(d), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii)         No Default; No Material Adverse Effect.  No Default or Event of Default exists under or with respect to the Transaction Documents.  To Seller’s knowledge, there are no facts or circumstances that have a Material Adverse Effect that Seller has not notified Buyer of in writing.

(viii)        Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.  Each Purchased Asset sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms to the applicable representations and warranties set forth in Exhibit III attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset.  It is understood and agreed that the representations and warranties set forth in Exhibit III hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Asset), shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian).  With respect to each Purchased Asset, the Purchased Asset File and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or Bailee, as applicable, or to Custodian on behalf of Buyer.  Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian.

(ix)          Adequate Capitalization; No Fraudulent Transfer.  After giving effect to each Transaction (A) the amount of the “present fair saleable value” of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, exceed the amount of all “liabilities of Seller and of Seller and its Subsidiaries, taken as a whole, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (B) the present fair saleable value of the assets of Seller and of Seller and its Subsidiaries, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the liabilities of Seller and its Subsidiaries, taken as a whole, on their respective debts as such debts become absolute and matured, (C) neither Seller, nor Seller and its Subsidiaries, taken as a whole, will have, as of such date, an unreasonably small amount of capital with which to conduct their respective businesses, and (D) Seller and its Subsidiaries, taken as a whole, will be able to pay their respective debts as they mature.  Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets.  Seller is not transferring any New Assets with any intent to hinder, delay or defraud any of its creditors.  For purposes of this Section 10(ix), “debt” means “liability on a claim”, “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(x)           Organizational Documents.  Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi)          No Encumbrances.  There are (A) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets (B) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets and (C) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(xii)         No Investment Company or Holding Company.  Neither Seller nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii)        Taxes.  Seller has filed or caused to be filed all U.S. federal and other material tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all U.S. federal and other material Taxes imposed on it and any of its assets that are due and payable on or before the date hereof; no tax liens have been filed against any of Seller’s assets other than Permitted Encumbrances; and, to Seller’s knowledge, no claims are being asserted  with respect to any such Taxes.

(xiv)        ERISA.  Except as would not individually or in the aggregate give rise to a Material Adverse Effect, neither Seller nor any ERISA Affiliate (A) sponsors or maintains any Plans or (B) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans.  Seller does not hold “plan assets” within the meaning of the Plan Asset Regulations, and assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, the consummation of the transactions contemplated by this Agreement should not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA, Section 4975(c)(1)(A)-(C) of the Code that would subject the Buyer to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xv)         Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi)        Full and Accurate Disclosure.  To Seller’s actual knowledge, no information provided pursuant to or during the negotiation of the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii)       Financial Information.  All financial data concerning Seller, Guarantor and the REIT and, to Seller’s actual knowledge, all data concerning the Purchased Assets that has been delivered to Buyer by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable).  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the business or financial condition of Seller or Guarantor or, to Seller’s actual knowledge, the Purchased Assets, or in the results of operations of Seller or Guarantor.

(xviii)      Jurisdiction of Organization.  Seller’s jurisdiction of organization is the State of Delaware.

(xix)        Location of Books and Records.  The location where Seller keeps its books and records is at its chief executive office at 9 West 57th Street, New York, New York, 10019.

(xx)         Authorized Representatives.  The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit V attached to this Agreement.

(xxi)        Use of Proceeds; Regulations T, U and X.  All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents; provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provision of Regulations T, U and X.

(xxii)       Regulatory Status.  Seller is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(xxiii)      Hedging Transactions.  As of the Purchase Date for any Purchased Asset that is subject to a Hedging Transaction, each such Hedging Transaction is in full force and effect in accordance with its terms, each counterparty thereto is an Affiliated Hedge Counterparty or a Qualified Hedge Counterparty, and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred with respect thereto.

(xxiv)     Anti-Money Laundering.  The operations of Seller, Guarantor and their Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those required by the Prescribed Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Seller or Guarantor or any of their Subsidiaries with respect to the Prescribed Laws is pending or, to the best knowledge of Seller, threatened.

(xxv)      OFAC.

(A)          None of Seller, any director, officer or employee of Seller, or to Seller’s knowledge, any agent, Affiliate or representative of Seller, is a Person that is, or is owned or controlled by a Person that is:  (1) the subject of any sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”); or (2) located, organized or resides in a country or territory that is the subject of comprehensive Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria.

(B)          Seller is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(xxvi)     Anti-Corruption.

(A)          None of Seller, its directors, officers, or employees, or, to Seller’s knowledge, any agent, Affiliate or representative of Seller or any Affiliate of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage, in each case in violation of applicable anti-corruption or anti-bribery laws.

(B)          Seller and, to Seller’s knowledge, Seller’s Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained in this Section 10(xxvi).

11.                               NEGATIVE COVENANTS OF SELLER

On and as of date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding, Seller shall not without the prior written consent of Buyer:

(a)           subject to Seller’s right to repurchase the Purchased Assets, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Assets;

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, except where the Purchased Assets in question are simultaneously repurchased from Buyer;

(c)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d)           create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Assets for the benefit of any Person other than Buyer;

(e)           consent to  a Significant Modification of any Purchased Asset without the prior written consent of Buyer, which consent shall be in Buyer’s sole discretion provided that, to the extent the underlying loan documentation provides any standard of reasonableness or other qualifying language applicable to Seller in respect of such Significant Modification, Buyer shall make its determination in conformance with such standard.

(f)            permit a Change of Control to occur;

(g)           after the occurrence and during the continuation of any Default or Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(h)           except as could not individually or in the aggregate result in a Material Adverse Effect, sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i)            assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, engage in any transaction hereunder that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code that would subject the Buyer to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(j)            make any future advances under any Purchased Asset to any underlying obligor that are not contemplated by the related Purchased Asset Documents;

(k)           seek its dissolution, liquidation or winding up, in whole or in part;

(l)            incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a Single-Purpose Entity;

(m)          permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer in its sole discretion;

(n)           acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(o)           knowingly, directly or indirectly use the proceeds from any Transaction, or lend contribute or otherwise make available such proceeds to any other Person (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including Buyer);

(p)           permit, at any time other than during the Wind Down Period, a breach of the Concentration Limit unless otherwise consented to by Buyer; or

(q)           knowingly, directly or indirectly use the proceeds from any Transaction or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing or facilitating any activity that would violate applicable anti-corruption laws, rules, or regulations.

12.                               AFFIRMATIVE COVENANTS OF SELLER

On and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction thereunder is in effect or any Repurchase Obligations remain outstanding:

(a)           Seller shall give written notice to Buyer upon Seller obtaining actual knowledge of the following:

(i)            with respect to any Purchased Asset sold to Buyer hereunder, promptly following receipt by Seller of notice or knowledge that the related Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially affect adversely the value of such Mortgaged Property;

(ii)           promptly upon receipt of notice by Seller or knowledge of (A) any Purchased Asset that becomes a Defaulted Asset or (B) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s knowledge, the underlying collateral therefor;

(iii)          promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or (B) raises any lender licensee issues with respect to any Purchased Asset;

(iv)          promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents;

(v)           promptly, and in any event within ten (10) days after Seller or any of its ERISA Affiliates knows or has reason to know that any “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(vi)          promptly and in any event within two (2) business days of Seller’s actual knowledge,  (a) notice of any material event or any material change in circumstances that an institutional asset manager would reasonably expect to result in a material adverse effect on Seller, Pledgor, Guarantor, Manager or REIT, any Underlying Borrower in respect of a Purchased Asset, a Purchased Asset or the property collateralizing a Purchased Asset, (b) notice of any monetary or material non-monetary default or event of default under any Purchased Asset, (c) any change with respect to Servicer or in the servicing of any Purchased Asset and (d) notice of any allegation made by any Underlying Borrower in writing that Seller has defaulted with respect to Seller’s obligations under any Purchased Asset);

(vii)         promptly and in any event within two (2) business days of Seller’s actual knowledge, to the extent that there exists a mezzanine loan related to a Purchased Asset, (a) notice of any material event in respect of such mezzanine loan or the applicable mezzanine loan borrower, (b) notice of any default or event of default under any related mezzanine loan documentation, (c) notice of any default or event of default under any intercreditor documentation relating to such mezzanine loan and the applicable Eligible Asset;

(viii)        promptly and in any event within one (1) business day of Seller’s actual knowledge, notice of an Event of Default; and

(ix)          upon Buyer’s request:

(A)                               a listing of any changes in Hedging Transactions, the names of the hedge counterparties and the material terms of such hedging transactions, delivered within ten (10) Business Days after Buyer’s request;

(B)                               copies of Seller’s and Guarantor’s U.S. federal income tax and other material tax returns, if any, delivered within thirty (30) days after the earlier of (x) filing or (y) the last filing extension period;

(C)                               such further information with respect to the financial condition, operations or business of any Mortgaged Property, any Purchased Asset, any Mortgagor, Seller, Pledgor,  Guarantor or the REIT and any Plan and Multiemployer Plan as may be reasonably requested by Buyer, including, without limitation, all business plans prepared by or for Seller and any such information that is otherwise necessary to allow Buyer to monitor compliance with the terms of the Transaction Documents;

(D)                               within thirty (30) Business Days of Buyer’s request, and at Seller’s sole cost and expense if an Event of Default or Margin Deficit Default is then continuing, Seller shall procure and deliver to Buyer an updated Appraisal relating to the Eligible Property(ies) securing any Purchased Asset; provided, that so long as no Event of Default has occurred and is continuing, Buyer’s requests hereunder shall be limited to one (1) request for each Purchased Asset in any twelve (12) month period; and

(E)                                such other reports as Buyer shall reasonably request with respect to any Purchased Asset, to the extent available to Seller pursuant to the Purchased Asset Documents.

(b)                                 [intentionally omitted]

(c)                                  Seller shall defend the right, title and interest of Buyer in and to the Purchased Assets and any Hedging Transactions against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder), and take any such other action as is necessary to obtain or preserve a first priority perfected security interest in the Purchased Assets and any Hedging Transactions.

(d)                                 Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Assets and the conduct and operation of its business related thereto upon reasonable advance notice at such reasonable times and with reasonable frequency requested by Buyer or its designated representative and to make copies of extracts of any and all thereof.

(e)                                  If any amount payable under or in connection with any of the Purchased Assets shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Asset, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may reasonably request.

(f)                                   Seller shall provide to Buyer the following:

(i)                                     within forty-five calendar days after the last day of each of the first three fiscal quarters in any fiscal year of Seller, a Quarterly Report and Guarantor’s Financial Covenant Compliance Certificate;

(ii)                                  within one hundred twenty (120) calendar days after the last day of each fiscal year of Seller, an Annual Reporting Package and Guarantor’s Financial Covenant Compliance Certificate;

(iii)                               with respect to each Purchased Asset: (a) within thirty (30) days after the end of each fiscal quarter of Seller, a quarterly report of the following: delinquency, loss experience, internal risk rating, surveillance, rent roll, occupancy and other property-level information, and (b) within ten (10) days after receipt or preparation thereof by Seller or any Servicer, remittance, servicing, securitization, exception and other reports, if any, and all operating and financial statements and rent rolls of all Underlying Obligors when and as received from Servicer, an Underlying Obligor, a third-party servicer or from any other source;

(iv)                              copies of all financial statements, reports, notices and other documents that Guarantor sends to its equity holders or makes to or files with any Governmental Authority, promptly after the delivery or filing thereof;

(v)                                 within fifteen (15) days after the end of each calendar month, (A) a report of all proposed sales, repurchases and other transactions with respect to the Purchased Assets, and (B) a remittance report substantially in the form of Exhibit VI with respect to each Purchased Asset; and

(vi)                              such other information regarding the financial condition, operations or business of Seller, Pledgor, Guarantor, Manager, REIT or any Underlying Obligor as Buyer may reasonably request including, without limitation, any such information that is otherwise necessary to allow Buyer to monitor the Purchased Assets and/or compliance with the terms of the Transaction Documents.

(g)                                  Seller shall at all times comply in all material respects with all laws (including, without limitation, Prescribed Laws), ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(h)                                 Seller agrees that, from time to time upon the prior written request of Buyer, it shall  execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to  fully effectuate the purposes of this Agreement; provided, however, that nothing in this Section 3(i) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants under this Agreement.  In order to enable Buyer and its respective Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the Prescribed Laws and regulations thereunder, Seller, on behalf of itself and its Affiliates, represents and covenants to Buyer and its Affiliates that:  (A) neither Seller, nor, any of its Affiliates, is a Prohibited Person and (B) Seller is not acting on behalf of or on behalf of any Prohibited Person.  Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer its anti-money laundering program, if applicable, of any change in information affecting this Section 12(h).

(i)                                     Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)                                    Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(k)                                 Seller shall pay when due all Transaction Costs.  Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Assets that, in each case, in any manner would create any lien or charge upon the Purchased Assets, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(l)                                     Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(m)                             Seller shall maintain all records with respect to the Purchased Assets and the conduct and operation of its business with no less a degree of prudence than if the Purchased Assets were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information available to Seller with respect to the Purchased Assets and the conduct and operation of its business.

(n)                                 Seller shall provide Buyer with notice of each modification of any Purchased Asset Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(o)                                 Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request to the extent available to Seller.

(p)                                 [intentionally omitted]

(q)                                 Seller shall not cause any Purchased Asset to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.  Seller shall provide written notification to Buyer within one (1) Business Day of any rating agency reducing the credit or servicer rating applicable to any servicer.

(r)                                    If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer if required, together with all related and necessary duly executed Transfer Documents to be held by Buyer hereunder as additional collateral security for the Transactions.  If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(s)                                   If Guarantor or any Subsidiary of Guarantor has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to the Guarantor Financial Covenants or similar financial covenants than those set forth in the Guaranty (a “More Favorable Agreement”), then Seller shall give notice to Buyer of such more favorable terms promptly, and in any case prior to the execution of such More Favorable Agreement in the case of a More Favorable Agreement that has not been executed, and shall enter into an amendment of this Agreement and/or the Guaranty in the case of a More Favorable Agreement that has not been executed, not less than ten (10) Business days after execution of such More Favorable Agreement, and in the case of an existing More Favorable Agreement, no later than ten (10) Business Days after notice is given pursuant to this Section 12(s), in order to incorporate such more favorable term(s) into the terms of this Agreement and/or the Guaranty, as applicable.

13.                               SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a)                                 it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due (provided, however, nothing in this Article 13 or elsewhere in this Agreement shall be construed to require any direct or indirect owner to make any capital contributions to Seller);

(b)                                 it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c)                                  it has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence;

(d)                                 it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e)                                  it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f)                                   it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and its interest under any associated Hedging Transactions;

(g)                                  it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents;

(h)                                 it has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such Affiliate;

(i)                                     it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $200,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred;

(j)                                    it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets);

(k)                                 it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l)                                     it will not seek dissolution, liquidation or winding up, in whole or in part

(m)                             it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n)                                 it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o)                                 it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p)                                 it will (i) have at all times at least one (1) Independent Director and (ii) provide Buyer with a copy of the agreement pursuant to which each Independent Director consents to and serves as an Independent Director for Seller;

(q)                                 its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(r)                                    it shall not, without the consent of its Independent Directors, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s)                                   it shall not have any employees.

14.                               EVENTS OF DEFAULT; REMEDIES

(a)                                 Events of Default.  The following shall constitute an event of default (each, an “Event of Default”) by Seller hereunder:

(i)                                     failure of Seller to repurchase one or more Purchased Assets on the applicable Repurchase Date;

(ii)                                  failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii)                               if any of the Transaction Documents shall for any reason (A) not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) cease, if a Transaction is recharacterized as a secured financing, to create a valid first priority perfected security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Sections 6(c) or 6(d) hereof; or (C) cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Guarantor or Servicer or any other Person;

(iv)                              failure of Seller to make the payments required under Section 4(a) or Section 5(b) or 5(c) hereof on the date such payment is due;

(v)                                 failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified for such payments three (3) Business Days after notice thereof to Seller from Buyer;

(vi)                              breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement;

(vii)                           a Change of Control shall have occurred with respect to Seller, Pledgor, Guarantor or the REIT;

(viii)                        any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that (A) the representations and warranties made by Seller in Sections 10(vi) or 10(viii) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit III without regard to any knowledge qualifier therein), if Buyer terminates the related Transaction and Seller repurchases the related Purchased Asset(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice of such incorrect or untrue representation and (B) the determination with respect to the representations and warranties in Sections 10(xvi) and 10(xvii) shall be made without regard to any knowledge qualifier therein; provided, however, that if Seller shall have made any such representation with knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix)                              (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $250,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $20,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(x)                                 (A) Seller shall have defaulted or failed to perform under any Indebtedness (other than any default or alleged default with respect to Seller’s obligations under any Purchased Asset) in excess of $250,000 or (B) Guarantor shall have defaulted or failed to perform under any Indebtedness in excess of $20,000,000; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi)                              if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this Section 14(a), and such breach or failure to perform is susceptible of cure and is not remedied within (A)the specified cure period or (B) if no cure period is specified, five (5) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period; and provided further that Seller shall have commenced to cure such default within such five (5) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Buyer’s notice of such default;

(xii)                           an Act of Insolvency shall have occurred with respect to Seller, Pledgor or Guarantor;

(xiii)                        an “event of default” or “facility termination event” (as defined in the agreements relating to a facility described below), by Seller, Guarantor, the REIT or a Subsidiary of any of them beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller, Guarantor, the REIT or any Subsidiary of any of them and Buyer or any Affiliate of Buyer or (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller, Guarantor, the REIT or any Subsidiary of any of them is a guarantor; or

(xiv)                       (A) any of the representations and warranties of Guarantor in the Guaranty or in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B)Guarantor shall breach any covenant in the Guaranty (including, without limitation, the Guarantor Financial Covenants) beyond the grace or cure period specified therein (if any), and, if no cure period is specified for the applicable breach, such breach has not been cured within five (5) Business Days after receipt of notice thereof from Buyer.

(b)                                 Remedies.  If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)                                     At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised, the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof (A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the Repurchase Obligations (and the remaining Income following application to the Repurchase Obligations, if any, shall be transferred to Seller); (B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Asset accrued at the Pricing Rate applicable upon an Event of Default for such Transaction;  (C) Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets; and (D) this Agreement shall automatically terminate, except with respect to those provisions which by their terms survive the termination of this Agreement.

(iii)                               Buyer may, after ten (10) days’ notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem to be satisfactory any or all of the Purchased Assets on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate Repurchase Obligations.  The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied:  first, to the costs and expenses incurred by Buyer in connection with Seller’s default; second, to the costs of cover and/or Hedging Transactions, if any; third, to the Repurchase Price; fourth, to all other outstanding Repurchase Obligations; and fifth, the balance, if any, to Seller.  In the event that Buyer shall not have received repayment in full of the Repurchase Obligations following its liquidation of the Purchased Assets, Buyer may, in its sole discretion, pursue Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv)                              The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Assets shall not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets following the occurrence of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)                                 Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions or Hedging Transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such hedging transactions or covering transactions, and (D) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)                              Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii)                           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)                        Without limiting any other rights or remedies of Buyer, Buyer shall have the right of set-off set forth in Section 26 hereof.

(ix)                              Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x)                                 Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred.

(xi)                              For the avoidance of doubt, Buyer shall have no obligation to review or purchase any Eligible Asset during the continuance of an Event of Default.

15.                               SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.                               NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by email (with confirmation of receipt by the receiving party); provided that such email notice must also be delivered by one of the means set forth in clauses (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given:  (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (iv) in the case of email, upon receipt of confirmation or receipt; provided that such emailed notice is also delivered as required in this Section 16.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given.  Notwithstanding the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the email addresses set forth on Annex I attached hereto; provided that such notice delivered by email shall be deemed to be given only upon receipt of confirmation of receipt by the receiving party.

17.                               NON-ASSIGNABILITY

(a)                                 The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.  Any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void, ab initio.

(b)                                 Buyer may at any time sell participations in up to 100% (in the aggregate, in one or more Transactions, including any assignments under Section 17(c)) of Buyer’s rights and/or obligations under the Transaction Documents; provided that,  (i)  so long as no Event of Default has occurred, Buyer shall satisfy the applicable requirements in Section 17(c) below (including, without limitation, that the proposed participant be a Qualified Assignee that is not a Competitor or an Affiliate of a Competitor), (ii) Buyer’s obligations and Seller’s rights and obligations under the Transaction Documents shall remain unchanged, (iii) Buyer shall retain sole decision-making authority under the Transaction Documents, (iv) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Transaction Documents and (v) Seller shall not be charged for, incur or be required to reimburse Buyer or any other Person for any costs or expense relating to any such participation interest or to pay or reimburse Buyer for any costs that would not have been incurred by Buyer had no participation interests in such Transactions been issued or sold.

(c)                                  Buyer may at any time sell and assign up to 100% (in the aggregate, in one or more transactions, and including any participation under Section 17(b)) of the rights and obligations of Buyer under the Transaction Documents.  From and after the effective date of such assignment, such assignee shall be a party and, to the extent provided in such assignment agreement, have the rights and obligations of Buyer under the Transaction Documents with respect to the percentage and amount of the Repurchase Price allocated to it;.  Notwithstanding the foregoing provisions of this Section 17 or anything to the contrary herein, so long as no Event of Default has occurred and is continuing, (i) Buyer shall have first obtained Seller’s prior written consent to such assignment or participation, which such consent shall not be unreasonably withheld, delayed or conditioned so long as such assignee or participant is a Qualified Assignee and not a Competitor or an Affiliate of a Competitor, (ii) Buyer shall notify Seller in writing of such assignment or participation at least ten (10) days prior to the effective date thereof, (iii) Buyer shall not assign or participate a controlling interest of the rights and obligations of Buyer under the Transaction Documents, (iv) Buyer, in connection with any such assignment or participation, shall retain all decision-making authority under the Transaction Documents including, without limitation, decisions related to Margin Deficits and whether to purchase any Eligible Assets and (v) Buyer shall be the agent for any assignees or participants and Seller shall not be obligated to deal directly with any party other than Buyer or an Affiliate of Buyer.

(d)                                 As long as an Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations set forth in Section 17(b) and Section 17(c) above.  From and after the date Buyer is no longer a party to this Agreement, Buyer shall have no obligation to act as agent or to make decisions under this Agreement.

(e)                                  Buyer, acting solely for this purpose as an agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and ownership rights in the Transactions, Purchased Assets or other interests under this Agreement.  The entries in such register shall be conclusive absent manifest error, and each of Seller and Buyer and their respective assignees shall treat each Person whose name is recorded in such register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or other interests under this Agreement for all purposes.  If any assignee is a non-U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes and shall comply with Section 3(r) if it were Buyer.  The register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice.

(f)                                   If Buyer sells a participation, Buyer shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each participant and the ownership rights of each participant in the Transactions, Purchased Assets or other interests under this Agreement.  The entries in such register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  If any participant is a non-U.S. Person, such participant shall timely provide Seller with such forms as may be required to establish such participant’s status for U.S. withholding tax purposes and shall comply with Section 3(r) if it were Buyer. The register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the register regarding participants (including the identity of any participant or any information relating to a participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c).

(g)                                  Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(h)                                 Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or prohibit Buyer from pledging its interest in the Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release Buyer, as the case may be, from any of its obligations hereunder or substitute any such pledgee for Buyer, as the case may be, as a party hereto.

18.                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; ETC.

(a)                                 This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.

(b)                                 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)                                  To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d)                                 EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE AND IRREVOCABLY CONSENTS TO THE SERVICE OF ANY SUMMONS AND COMPLAINT AND ANY OTHER PROCESS BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS RESPECTIVE ADDRESS SPECIFIED HEREIN.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 18 SHALL AFFECT THE RIGHT OF BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(e)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.                               NO RELIANCE; DISCLAIMERS

(a)                                 Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i)                                     It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii)                                  It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii)                               It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv)                              It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v)                                 It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)                                 Each determination by Buyer of the market value or Property Value with respect to each New Asset or Purchased Asset or the communication to Seller of any information pertaining to market value or Property Value under this Agreement shall be made in Buyer’s sole discretion, subject to the following disclaimers:

(i)                                     Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer.  Buyer has not made any independent inquiry of any aspect of the New Assets or Purchased Assets or the underlying collateral.  Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)                                  Determinations of market value and Property Value and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and do not (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, or (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)                               Determinations of market value and Property Value and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)                              Determinations of market value and Property Value and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)                                 Buyer makes no representations or warranties with respect to any determination of market value or Property Value or other information provided to Seller.  Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

(vi)                              Determinations of market value and Property Value and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial market value or Property Value, respectively, of the New Asset submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Asset pursuant to Section 3(f) hereof.  No indication is provided as to Buyer’s expectation of the future value of such Purchased Asset or the underlying collateral.

(vii)                           Initial determinations of market value and Property Value and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

20.                               INDEMNITY AND EXPENSES

(a)                                 Seller hereby agrees to hold Buyer and Buyer’s Affiliates and each of their respective officers, directors and employees (the “Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, that may be payable or determined to be payable with respect to any of the Purchased Assets or in connection with any of the transactions contemplated by this Agreement (or the recharacterization of any Transaction) and the documents delivered in connection herewith and therewith , fees, costs and expenses (including attorneys’ fees and disbursements and any and all servicing and enforcement costs incurred with respect to the Purchased Assets) or disbursements (other than special, punitive or consequential damages, which shall in no event be payable by Seller unless arising from a third party claim against Buyer) (all of the foregoing, collectively, “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or Real Estate Settlement Procedures Act, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset Documents, Seller will save, indemnify and hold Buyer harmless from and against all expenses, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel.  Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller. This Section 20(a) shall not apply to any Indemnified Amounts that represent Taxes other than any Taxes that represent losses, claims, damages, etc. resulting from a non-Tax claim.

(b)                                 Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith including, without limitation, all the fees, disbursements and expenses of counsel to Buyer, (iii) all of the costs and expenses incurred in connection with the consummation and administration of the Transactions contemplated hereby and thereby including, without limitation, all the fees, disbursements and expenses of counsel to Buyer, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).

21.                               DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Assets, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Assets.  Upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to any Purchased Asset in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files, the Servicing Records and the Purchased Assets.  Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of such Seller.  Seller agrees to reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets, including, without limitation, Diligence Fees.

22.                               SERVICING

(a)                                 The parties hereto agree and acknowledge that the Purchased Assets will be sold by Seller to Buyer on a servicing released basis.  In furtherance of the foregoing, Seller and Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Assets and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects.  Prior to an Event of Default, Seller may retain Servicer, on behalf of Buyer, to service the Purchased Assets for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Asset for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Asset by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicing Agreement.

(b)                                 Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement.  Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.

(c)                                  Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Assets without the prior written approval of Buyer which approval shall be in Buyer’s sole discretion.

(d)                                 To the extent required by Buyer, Seller shall cause Servicer and any other sub-servicers engaged on behalf of Buyer to execute a servicer acknowledgment acknowledging Buyer’s interest in the Purchased Assets and the Servicing Agreement and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(e)                                  To the extent applicable, Seller shall cause Servicer to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Asset as provided in this Agreement.

(f)                                   Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Assets on a servicing released basis without payment of any termination fee or any other amount to Servicer.  Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee.

23.                               TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Assets for such purposes.  Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. federal, state or local taxing authority.

24.                               INTENT

(a)                                 The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b)                                 The parties intend and acknowledge that each Transaction (other than with respect to a Mezzanine Loan) is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c)                                  The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(d)                                 The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Assets (other than with respect to a Mezzanine Loan) shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(e)                                  Each party hereto agrees that is shall not challenge the characterization of this Agreement as a “securities contract” or a “master netting agreement” within the meaning of the Bankruptcy Code.

(f)                                   It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Purchased Assets (other than with respect to a Mezzanine Loan) delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 14 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Purchased Assets as described in Sections 555 and 559 of the Bankruptcy Code.  It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(g)                                  The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the FDIA, then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(h)                                 It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).  It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(i)                                     It is understood that this Agreement constitutes a “netting contract” as defined in and subject to FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

25.                               DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)                                 in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)                                 in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)                                  in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)                                 in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

26.                               SETOFF RIGHTS

Without limiting any other rights or remedies of Buyer, Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller, Guarantor or any Subsidiary of Guarantor to any obligations of Seller hereunder to Buyer.  If a sum or obligation is unascertained, Buyer may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.  This Section 26 shall be without prejudice and in addition to any right of setoff, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

27.                               MISCELLANEOUS

(a)                                 Confidentiality. The Transaction Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to each of the Seller and Buyer (each, a “Party” and collectively, the “Parties”) and shall be held by each Party in strict confidence and shall not be disclosed by a Party to any third party without the consent of the other Party except for (i) disclosure by a Party to its Affiliates, directors, attorneys, agents or accountants (the “Representatives”); provided that such Party shall (A) inform each of its Representatives receiving any Transaction Documents of the confidential nature of the Transaction Documents, (B) direct its Representatives to treat the Transaction Documents confidentially, and (C) be responsible for any improper use of the Transaction Documents by Seller or its Representatives or (ii) upon prior written notice to the other Party (if permitted by law), disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) upon prior written notice to the other Party, disclosure to any Approved Hedge Counterparty to the extent necessary to obtain any Hedging Transaction hereunder or (iv) any disclosures or filing required under SEC or state securities’ laws; provided that, in the case of disclosure by any Party pursuant to the foregoing clauses (ii) and (iv), such Party shall, to the extent permitted by law, provide the other Party with prior written notice to permit the other Party to seek a protective order to take other appropriate action; provided further that, in the case of clause (iv), such Party shall not file any of the Transaction Documents other than this Agreement with the SEC or state securities office unless such Party shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other Party.  In furtherance of the foregoing, each Party shall use its commercially reasonable efforts to cooperate in the other Party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Transaction Documents.  If, in the absence of a protective order, a Party or any of its Representatives is compelled as a matter of law to disclose any such information, such Party may disclose to the person compelling disclosure only the part of the Transaction Documents as is requested or required by law to be disclosed and such Party shall use its commercially reasonable efforts to obtain confidential treatment therefor.  Each Party acknowledges that this Agreement may be filed with the SEC; provided that the filing Party shall redact any pricing and other confidential provisions, including, without limitation, the amount of any Upfront Fee, Extension Fee, the Exit Fee, Applicable Spread and Purchase Percentage from such filed copy of this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Buyer and its Representatives may disclose any Confidential Information, without notice to the Seller, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the Buyer’s business or that of its Representatives in connection with the exercise of such authority or claimed authority.

(b)                                 Compliance with the GLB Act. Seller shall, with respect to all Purchased Assets, comply with the applicable provisions of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) and any applicable state and local privacy laws pursuant to the GLB Act for financial institutions and applicable state and local privacy laws.  Seller agrees to hold Buyer and its Affiliates and each of its officers, directors and employees (each, a “GLB Indemnified Party”) harmless from and indemnify any GLB Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such GLB Indemnified Party relating to or arising out of Seller’s violation of the GLB Act or any applicable state or local privacy laws with respect to the Purchased Assets.

(c)                                  Waiver. No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder.  No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

(d)                                 Time of the Essence. Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(e)                                  Rights Cumulative. All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(f)                                   Counterparts. The Transaction Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of the applicable Transaction Document.

(g)                                  Headings. The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(h)                                 Interpretation. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)                                     Integration. This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j)                                    Binding Effect. Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k)                                 Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l)                                     Waiver of Damages. Seller and Buyer each agree that it shall not assert any claims against the other for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

MORGAN STANLEY BANK, N.A.,
a national banking association

By:	/s/ Anthony Preisano
	Name:	Anthony Preisano
	Title:	Authorized Signatory

SELLER:

KREF LENDING IV LLC,
a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

SCHEDULE 1

[RESERVED.]

SCHEDULE 2

PURCHASED ASSET DOCUMENTS

(a)           With respect to each Purchased Asset that is a Mortgage Loan or a Participation Interest, the following documents, as applicable:

(i)            the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of           without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto;

(ii)           the original loan agreement and guaranty, if any, executed in connection with such Purchased Asset;

(iii)          the original Mortgage with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(iv)          the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or true and correct copies of the originals that have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(v)           the original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee; provided that, in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form:  “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;

(vi)          the originals, or copies thereof, of all intervening Assignments of Mortgage (if any) with evidence of recording thereon;

(vii)         the original Title Policy;

(viii)        the original security agreement, chattel mortgage or equivalent document, if any, executed in connection with such Purchased Asset;

(ix)          the original Assignment of Leases, if any, with evidence of recording thereon, or a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(x)           originals, or copies thereof, of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon;

(xi)          a copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;

(xii)         the original environmental indemnity agreement or similar guaranty or indemnity (if any), whether stand-alone or incorporated into the applicable loan documents;

(xiii)        the original omnibus assignment in blank, or such other document(s) necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to such Purchased Asset (if any);

(xiv)        a Survey of the Mortgaged Property (if any), as accepted in connection with the issuance of the Title Policy;

(xv)         a copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Servicer (with a copy to Buyer);

(xvi)        a copy of the Mortgagor’s opinions of counsel, which shall be in form and substance reasonably satisfactory to Buyer;

(xvii)       in the case of a Purchased Asset that is a Participation Interest, the original Participation Certificate evidencing such Participation Interest and including an assignment in blank;

(xviii)      in the case of a Purchased Asset that is a Participation Interest, the participation agreement and any other documents evidencing such Participation Interest;

(xix)        an assignment of any management agreements, permits, contracts and any other material agreements;

(xx)         reports of UCC, tax lien, judgment and litigation searches, conducted by search firms reasonably acceptable to Buyer with respect to such Purchased Asset, Seller and the related underlying obligor, such searches to be conducted in each location Buyer shall reasonably designate and such reports reasonably satisfactory to Buyer;

(xxi)        the original or a copy of the intercreditor or co-lender agreement executed in connection with such Purchased Asset, to the extent the subject borrower or an affiliate thereof, has encumbered its assets with senior, junior or other similar financing, whether mortgage financing or mezzanine loan financing;

(xxii)       copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset; and

(xxiii)      all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered in connection with, or otherwise relating to, such Purchased Asset, including, but not limited to, all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

Schedule 2 - 2

(b)           With respect to each Purchased Asset that is a Mezzanine Loan, the following documents, as applicable:

(i)            the original executed Mezzanine Note relating to such Mezzanine Loan, which Mezzanine Note shall (A) be endorsed (either on the face thereof or pursuant to a separate allonge) by the most recent endorsee prior to the applicable Seller, without recourse, to the order of such Seller and further reflect a complete, unbroken chain of endorsement from the related originator to such Seller and (B) be accompanied by a separate allonge pursuant to which such Seller has endorsed such Note, without recourse, in blank;

(ii)           true and correct copies of the related intercreditor agreement (if any) and the related Mezzanine Pledge Agreement and all other material documents (including, without limitation, opinions of counsel) or agreements relating to such Mezzanine Loan or affecting the rights (including, without limitation, the security interests) of any holder thereof;

(iii)          as applicable, true and correct copies of any assignment, assumption, modification, consolidation or extension made prior to the related Purchase Date in respect of such Mezzanine Note or any document or agreement referred to in clause (ii) above, in each case, if the document or agreement being assigned, assumed, modified, consolidated or extended is recordable, with evidence of recording thereon (unless the particular item has not been returned from the applicable recording office);

(iv)          as applicable, an original assignment of each agreement referred to in clause (ii) above, in recordable form if the agreement being assigned is a recordable document, executed in blank by the applicable Seller;

(v)           each LLC Certificate, together with an undated power covering each such certificate, duly executed in blank with, if Buyer so requests signature guaranteed;

(vi)          copies of all UCC financing statements filed in respect of such Mezzanine Loan prior to the related Purchase Date, including all amendments and assignments related thereto, if any, in each case with evidence of filing in the applicable jurisdiction indicated thereon;

(vii)         an original assignment of each UCC financing statement filed in respect of such Mezzanine Loan, prepared in blank, in form suitable for filing;

(viii)        the related original omnibus assignment, if any, executed in blank;

(ix)          the original Title Policy for such Mezzanine Loan (provided that any exception to this item shall note whether the related Purchased Asset File includes a “marked up” commitment or proforma policy marked as binding and countersigned or evidenced as binding by an escrow letter or closing instructions), if any, together with an original mezzanine endorsement, if any, and date down to owner’s policy, if any;

(x)           any additional documents identified on the related Purchased Asset File Checklist delivered to Custodian in accordance with Article II of this Agreement; and

(xi)          any additional documents required to be added to the related Purchased Asset File pursuant to this Agreement.

Schedule 2 - 3

EXHIBIT I

CONFIRMATION
MORGAN STANLEY BANK, N.A.

Ladies and Gentlemen:

Morgan Stanley Bank, N.A. (together with its successors and assigns, “Buyer”) is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Buyer shall purchase from KREF Lending IV LLC (“Seller”), the Purchased Asset identified in Schedule 1 attached hereto, pursuant to the Master Repurchase and Securities Contract Agreement among Buyer and Seller, dated as of December 6, 2016 (as amended from time to time, the “Repurchase Agreement”; capitalized terms used herein without definition have the meanings given in the Repurchase Agreement), as follows below and on Schedule 1:

The signatory hereto (solely in such person’s capacity as an officer of Seller and not in such person’s individual capacity) hereby represents and warrants that as of the date hereof, to his or her actual knowledge, (i) no Default or Event of Default exists under or with respect to the Transaction Documents and (ii) there are no facts or circumstances that have a Material Adverse Effect that Seller has not notified Buyer of in writing.

Seller:	KREF Lending IV LLC

Purchase Date:	[ ], [ ]

Purchased Asset:	As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Asset:	$[ ]

Remaining Future Advance Amount (if any):	$[ ]

Future Advance Purchase Approved:	[Yes][No]

Repurchase Date:	[ ]

Initial Purchase Price:	$[ ]

Current Purchase Price:	$[ ]

Pricing Rate:	LIBOR + [ ]%

Purchase Percentage:	[ ]%

Maximum Purchase Percentage:	[ ]%

Maximum Asset Exposure Threshold:	[ ]%

Type of Funding:	[Table Funded]/[Non-Table Funded]

Governing Agreement:	As identified on attached Schedule 1

Seller’s Wiring Instructions:	Bank Name: JPMorgan Chase Bank, N.A. ABA #: ######### Account #: ########## Account Name: KREF LENDING IV LLC

Name and address for communications:	Buyer: Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: Anthony Preisano Telephone (###) ###-#### Fax: (###) ###-#### Email: ################@morganstanley.com with a copy to: Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: Ian Marsh Telephone: (###) ###-#### Fax: (###) ###-#### Email: #########@morganstanley.com and to: Morgan Stanley Bank, N.A. One Utah Center, 201 South Main Street Salt Lake City, Utah 84111
and to: Morgan Stanley Bank, N.A. 1 New York Plaza, 41st Floor New York, New York 10004 Attention: Christian Rup Telephone: (###) ###-#### Fax: (###) ###-#### Email: #######@morganstanley.com and to: Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Kimberly Brown Blacklow Telephone: (###) ###-#### Fax: (###) ###-#### Email: #########@cgsh.com
Seller: KREF Lending IV LLC 9 West 57th Street, Suite 4200 New York, New York 10019 Attention: Patrick Mattson Telephone: (###) ###-#### Email: ###############@kkr.com
with a copy to: Gibson Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166

Exhibit I - 2

Attention: Andrew Dady Telephone: (###) ###-#### Email: #####@gibsondunn.com

[SIGNATURES ON THE NEXT PAGE]

Exhibit I - 3

MORGAN STANLEY BANK, N.A.,
a national banking association

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

KREF LENDING IV LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit I - 4

SCHEDULE 1 TO CONFIRMATION STATEMENT

Purchased Asset:	[Asset Type] dated as of [ ] in the original principal amount of $[ ], made by [ ] to [ ] under and pursuant to that certain [loan agreement]/[applicable document] (the “Governing Agreement”).

Aggregate Principal Amount:

$[         ] [(plus up to $[      ] of future advances under Section [    ] of the Governing Agreement). Buyer’s obligation to fund any future advances is contingent on (a) Seller’s satisfaction of the conditions captained in Section 3(h) of the Repurchase Agreement and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Asset pursuant to Section 10 of the Repurchase Agreement.]

Representations:

Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset [and, in connection with any subsequent funding of the Purchase Percentage of a future advance under the Purchased Asset, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Section 10 of the Repurchase Agreement are true and correct as of the Purchase Date with respect to all Purchased Assets [or the applicable funding date, as the case may be,], except such representations and warranties which by their terms speak as of a specified date and except as set forth in the attached Exception Report or in the Exception Report delivered with respect to any other Purchased Asset [and (ii) with respect to the funding of a Future Advance Purchase, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [   ] of the Governing Agreement have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing)].

Fixed/Floating:	Floating

Coupon:	[ ]%

Term of Loan including Extension Options:	[ ],[ ]

Amortization (e.g., IO, full amortization, etc.):	[ ]-year amortization[, with [ ]-month IO.]

Restrictions on Transfer:	[None][Yes — See Exception Report]

Exhibit I - 5

EXCEPTION REPORT

Representation numbers referred to below relate to the corresponding Representations and Warranties Regarding the Purchased Assets set forth in Exhibit III-1 or Exhibit III-2 to the Repurchase Agreement.

Exhibit I - 6

EXHIBIT II-1

FORM OF POWER OF ATTORNEY TO BUYER

Know All Men by These Presents, that KREF LENDING IV LLC (“Seller”), does hereby appoint MORGAN STANLEY BANK, N.A. (together with its permitted successors and assigns, “Buyer”), in connection with the Repurchase Agreement (defined below) during the continuance of an Event of Default (as defined in the Repurchase Agreement) its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes and Participation Certificates (as applicable) and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract Agreement dated as of December 6, 2016, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Assets (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files, the Servicing Records and the Hedging Transactions to the extent that Seller is permitted by law to act through an agent.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed this      day of           , 20  .

KREF LENDING IV LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this       of             , before me, the undersigned, a Notary Public in and for said state, personally appeared                                , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)]

Exhibit II-1 - 2

EXHIBIT II-2

FORM OF POWER OF ATTORNEY TO SELLER

Know All Men by These Presents, that MORGAN STANLEY BANK, N.A. (together with its permitted successors and assigns, “Buyer”) does hereby appoint KREF LENDING IV LLC (“Seller”), its attorney-in-fact to act in Buyer’s name, place and stead in any way which Buyer could with respect to modifications described below, to mortgage loan documents with respect to Purchased Assets sold by Seller to Buyer under that certain Master Repurchase and Securities Contract Agreement dated as of December 6, 2016, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

Seller is permitted to administer and service the Purchased Assets without the consent of Buyer, any assignee or any other Person, pursuant to this power of attorney delivered by Buyer, which power of attorney shall not be revoked by Buyer unless an Event of Default under the Repurchase Agreement has occurred and is then continuing.  Notwithstanding the foregoing, Seller shall not consent or assent to a Significant Modification without the prior written consent of Buyer.  All waivers or material actions entered into or taken in respect of the Purchased Assets pursuant to this power of attorney shall be in writing.  Seller shall notify Buyer and Custodian, in writing, of any waiver or other action entered into or taken thereby in respect of any such Purchased Asset pursuant to this power of attorney, and shall deliver to Custodian (with a copy to Buyer) for deposit in the related Purchased Asset File, an original counterpart of the agreement, if any, relating to such waiver or other action, within three (3) Business Days following the execution thereof.  Actions taken under the foregoing power of attorney shall be binding upon each holder of the Purchased Assets.

THIS POWER OF ATTORNEY MAY BE REVOKED BY BUYER BY DELIVERY OF WRITTEN NOTICE TO SELLER DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE REPURCHASE AGREEMENT.  IF THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IF REQUESTED BY SELLER, BUYER WILL PROMPTLY CONFIRM IN WRITING TO SELLER, AND ANY OTHER PERSON OR ENTITY REASONABLY DESIGNATED BY SELLER, THAT THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IS IN FULL FORCE AND EFFECT.

IN WITNESS WHEREOF, Buyer has caused this Power of Attorney to be executed this      day of         , 20  .

MORGAN STANLEY BANK, N.A.,
a national banking association

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this       of             , before me, the undersigned, a Notary Public in and for said state, personally appeared                                , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit II-2 - 2

EXHIBIT III-1

REPRESENTATIONS AND WARRANTIES
REGARDING THE PURCHASED ASSETS

With respect to each Purchased Asset and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to, or contemporaneously with, the issuance of a Confirmation with respect thereto.

(1)                                 Whole Loan; Ownership of Purchased Assets.  At the time of the sale, transfer and assignment to Buyer, no Mortgage Note, Mortgage or Participation Certificate was subject to any assignment (other than assignments to Seller), participation (other than with respect to the Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Purchased Asset.  Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(2)                                 Loan Document Status.  Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”).  Except as set forth in the immediately preceding sentences, to Seller’s knowledge, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, in each case, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

(3)                                 Mortgage Provisions.  The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)                                 Hospitality Provisions.  The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator.  The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(5)                                 Mortgage Status; Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on the Purchased Asset; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents.  With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers consented to by Seller that could be reasonably expected to have a material adverse effect on such Purchased Asset.

(6)                                 Lien; Valid Assignment.  Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to Buyer constitutes a legal, valid and binding assignment to Buyer.  Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor.  Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances, except as the enforcement thereof may be limited by the Standard Qualifications.  Such Mortgaged Property (subject to and excepting Permitted Encumbrances) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are being contested in accordance with the Purchased Asset Documents, bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below) (such liens and encumbrances, “Standard Lien Exceptions”).  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (9) below.  Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(7)                                 Permitted Liens; Title Insurance.  Each Mortgaged Property securing a Purchased Asset is covered by a Title Policy in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the

Exhibit III-1 - 2

allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances.  None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder.  Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.  Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(8)                                 Junior Liens.  There are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and Standard Lien Exceptions).  Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)                                 Assignment of Leases.  There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage).  Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.  No Person other than the related Mortgagor owns any direct interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein.  The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)                          UCC Filings.  Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC-1 financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be.  Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection.  Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the

Exhibit III-1 - 3

related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

(11)                          Condition of Property.  Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Purchased Asset and within twelve months of the Purchased Date.  An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date.  To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, each related Mortgaged Property was (a) free and clear of any material damage, (b) in good repair and condition and (c) is free of structural defects, except in each case (i) for any damage or deficiencies that would not materially and adversely affect the use, operation or value of such Mortgaged Property as security for the Purchased Asset, (ii) if such repairs have been completed or (iii) if escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans its holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.  Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in clauses (i), (ii) and (iii) above.

(12)                          Taxes and Assessments.  All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon.  For purposes of this Paragraph (12), real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)                          Condemnation.  As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Purchased Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)                          Actions Concerning Purchased Asset.  As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Mortgaged Property

Exhibit III-1 - 4

to generate net cash flow sufficient to service such Purchased Asset or (h) the current principal use of the Mortgaged Property.

(15)                          Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer.  Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released.  No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(16)                          No Holdbacks.  The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(17)                          UNDER REVIEW BY KKR’S INSURANCE CONSULTANT Insurance.  Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following:  (i) at least “A-:VII” from A.M. Best Company, Inc., (ii) at least “A3” (or the equivalent) from Moody’s or (iii) at least “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) (i) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million or more, contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such

Exhibit III-1 - 5

additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount equal to the lesser of (1) the original principal balance of the Purchased Asset or (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirement.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by a prudent institutional commercial mortgage lender for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (the “SEL”) or the probable maximum loss (the “PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A-:VII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s or “A-” by Standard & Poor’s in an amount not less than 150% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph (17) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of Buyer.  Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law)

Exhibit III-1 - 6

arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)                          Access; Utilities; Separate Tax Lots.  Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset Documents has indemnified the mortgagee for any loss suffered in connection therewith.

(19)                          No Encroachments.  To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.  No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(20)                          No Contingent Interest or Equity Participation.  No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

(21)                          REMIC.  The representations in this paragraph (21) are made only to the extent that Seller has identified the Purchased Asset as a REMIC-eligible asset in the related Confirmation.  The Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (b) either:  (i) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that, for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is

Exhibit III-1 - 7

senior to the Purchased Asset and (2) a proportionate amount of any lien that is in parity with the Purchased Asset; or (ii) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)).  If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (i) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (ii) satisfies the provisions of either clause (b)(i)(A) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or clause (b)(i)(B), including the proviso thereto.  Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2).  All terms used in this Paragraph (21) shall have the same meanings as set forth in the related Treasury Regulations.

(22)                          Compliance with Usury Laws.  The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)                          Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mortgage Note, Seller and any Affiliate of Seller and, to Seller’s knowledge, each other holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(24)                          Trustee under Deed of Trust.  With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

(25)                          Local Law Compliance.  To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion or legal memorandum, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset, there are no material violations of applicable laws, zoning ordinances, rules, covenants, building codes, restrictions and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to

Exhibit III-1 - 8

current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset.  The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)                          Licenses and Permits.  Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect as of the Purchase Date.  The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(27)                          Recourse Obligations.  The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that:  (a) the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following:  (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Mortgaged property that are not de minimis), upon any of the following events:  (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or nay similar federal or state law, shall be filed, consented to, or acquiesced in by the Mortgagor, (ii) Mortgagor and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) upon the transfer of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.

(28)                          Mortgage Releases.  The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 115% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.  To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, with respect to any partial release under the preceding clause (a) or (d), either:  (i) such release of collateral (A)

Exhibit III-1 - 9

would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (B) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (ii) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (i).  For purposes of the preceding clause (i), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” as defined in Section 860D of the Code (the “REMIC Provisions”).

To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, awards are not required to be applied to the restoration of the Mortgaged Property or to be released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

To the extent that the Purchased Asset is identified by Seller as a REMIC eligible asset in the related Confirmation, no such Purchased Asset that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(29)                          Financial Reporting and Rent Rolls.  The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)                          Acts of Terrorism Exclusion.  With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and 2015 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages

Exhibit III-1 - 10

related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)                          Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph (28) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than any Permitted Encumbrances.  The Mortgage or other Purchased Asset Documents provide that to the extent any reasonable and actual out-of-pocket expenses are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.  For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(32)                          Single-Purpose Entity.  Each Purchased Asset requires the borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that the borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For

Exhibit III-1 - 11

purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)                          Intentionally Omitted.

(34)                          Ground Leases.  For purposes of this Exhibit III, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)                                 (i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)                                 the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)                                  the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years

Exhibit III-1 - 12

beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)                                 the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and the Standard Lien Exceptions, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)                                  the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)                                   Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect;

(g)                                  the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)                                 a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)                                     the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)                                    under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (34)(k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)                                 in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground

Exhibit III-1 - 13

lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)                                     provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)                          Servicing.  The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)                          Origination and Underwriting.  The origination practices of Seller (or, to Seller’s knowledge, the related originator if Seller or an Affiliate of Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations applicable to Seller (or, to Seller’s knowledge, the related originator is Seller or an Affiliate of Seller was not the originator) relating to the origination of such Purchased Asset.  At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(37)                          Rent Rolls; Operating Histories.  Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset.  Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset.  The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

(38)                          No Material Default; Payment Record.  As of the Purchase Date, no Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchased Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments.  To Seller’s knowledge, there is (a) no, and since origination until the Purchase Date there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset, or the value, use or operation of the related Mortgaged Property, provided, however, that this Paragraph (38) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report.  No

Exhibit III-1 - 14

person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(39)                          Bankruptcy.  As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, neither the Mortgaged Property nor any portion thereof is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)                          Organization of Mortgagor.  With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  Mortgagor is not an Affiliate of Seller.

Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share in the Mortgagor (the “Major Sponsors”).  Seller or the originator, as applicable, (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”).  Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(41)                          Environmental Conditions.  At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized “environmental conditions” as such term is defined in ASTM E1527-05 or its successor (the “Environmental Conditions”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true:  (A) an

Exhibit III-1 - 15

amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, Standard & Poor’s and/or Fitch, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following:  (A) the application for insurance, (B) a Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

(42)                          Lease Estoppels.  With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date.  With respect to each

Exhibit III-1 - 16

Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.  With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Mortgaged Property that secure a Purchased Asset that is represented as of the origination date.  To Seller’s knowledge as of the Purchase Date, (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(43)                          Appraisal.  The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date.  The appraisal is signed by an appraiser who is a member of the Appraisal Institute.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(44)                          Purchased Asset Schedule.  The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchased Date and contains all information required by the Repurchase Agreement to be contained therein.

(45)                          Cross-Collateralization.  No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

(46)                          Advance of Funds by Seller.  After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

(47)                          Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with the Prescribed Laws.  Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor

Exhibit III-1 - 17

to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Prescribed Laws.

(48)                          OFAC.  (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mortgagor is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(49)                          Floating Interest Rates.  Each Purchased Asset bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(50)                          Senior Participations.  With respect to each Purchased Asset that is a Participation Interest:  (i) either (A) the Participation Interest is treated as a real estate asset for purposes of Section 856(c) of the Code, and the interest payable pursuant to such Participation Interest is treated as interest on an obligation secured by a mortgage on real property or on an interest in real property for purposes of Section 856(c) of the Code, or (B) the Participation Interest qualifies as a security that would not otherwise cause any parent REIT to fail to qualify as a REIT under the Code (including after the sale, transfer and assignment to Buyer of such Participation Interest); (ii) to the actual to Seller’s knowledge, as of the Purchase Date, the related participating Person was not a debtor in any outstanding proceeding pursuant to the federal bankruptcy code; and (ii) Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

Exhibit III-1 - 18

EXHIBIT III-2

REPRESENTATIONS AND WARRANTIES
REGARDING EACH PURCHASED ASSET THAT IS A MEZZANINE LOAN

With respect to each Purchased Asset that is a Mezzanine Loan and the related Mortgaged Property or Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)                                 The representations and warranties set forth in Exhibit III-1 regarding Mortgage Loans shall be deemed incorporated herein in respect of each underlying Mortgage Loan and the related Mortgaged Property and Mortgagor related to the Purchased Asset; provided that  if such representation is duplicative of any specific representation regarding the underlying Mortgage Loan, underlying Mortgaged Property or the Mortgagor, the representation hereunder shall control.

(2)                                 The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on the performing underlying Mortgage Loan that owns income producing commercial real estate.

(3)                                 Whole Loan; Ownership of Purchased Assets.  Each Purchased Asset is an Eligible Asset.  At the time of the sale, transfer and assignment to Buyer, no Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date.  Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset, but subject to any related intercreditor agreement provided to Buyer prior to the Purchase Date.

(4)                                 Loan Document Status.  Each related Mezzanine Note, Mezzanine Pledge Agreement, guaranty and other agreement executed by or on behalf of the Mezzanine Borrower, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the lender’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b)

Exhibit III-1

collectively, the “Standard Qualifications”).  Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the lender the principal benefits intended to be provided by the Mezzanine Note, or other Purchased Asset Documents.

(5)                                 Purchased Asset Document Provisions.  The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by foreclosure subject to the limitations set forth in the Standard Qualifications.

(6)                                 Hospitality Provisions.  The Purchased Asset Documents for each Purchased Asset for which the underlying Mortgage Loan is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator.

(7)                                 Waivers and Modifications.  Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mezzanine Note, guaranty, Mezzanine Pledge Agreement and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Purchased Asset, (b) no related Capital Stock or any portion thereof has been released from the lien of the related Mezzanine Pledge Agreement in any manner which materially interferes with the security intended to be provided by such Mezzanine Pledge Agreement, and (c) neither Mezzanine Borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents.  With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(8)                                 Lien.  Any security agreement, Mezzanine Pledge Agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications.

(9)                                 Permitted Liens; Title Insurance.  Seller’s security interest in the collateral for the Mezzanine Loan is covered by a Title Policy in the original principal amount of such Purchased Asset after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the Mezzanine Loan the first priority lien on the collateral for the Mezzanine Loan, which lien is subject only to the liens created by the Purchased Asset Documents.  Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder.  Neither Seller, nor to Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

Exhibit III-2 - 2

(10)                          UCC Filings.  Seller has filed or caused to be filed and (or, if not filed, have been submitted in proper form for filing), UCC-1 financing statements in the appropriate public filing offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of personal property owned by Mezzanine Borrower, to the extent perfection may be effected pursuant to applicable law by filing.  Subject to the Standard Qualifications, each related Mezzanine Pledge Agreement (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above.  No representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection.  Each UCC-1 financing statement, if any, filed with respect to personal property owned by such Mezzanine Borrower and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

(11)                          Actions Concerning Purchased Asset.  As of the date of origination and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mezzanine Borrower, guarantor or Mortgagor, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s ownership of the Capital Stock in Mortgagor, (b) the validity or enforceability of the Purchased Asset Documents, (c) such Mezzanine Borrower’s or Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset.

(12)                          Escrow Deposits.  All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer.  Any and all requirements under the Purchased Asset Documents as to disbursements of any funds escrowed, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released.  No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(13)                          No Holdbacks.  Other than with respect to Future Advance Assets, the principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdbacks), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(14)                          Insurance.  The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the underlying Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related underlying Mortgage Loan, the mortgage lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or

Exhibit III-2 - 3

(b) to the reduction of the outstanding principal balance of the underlying Mortgage Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.

All premiums on all insurance policies referred to in this Paragraph (14) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured.  Such insurance policies will inure to the benefit of Buyer.  Each related Purchased Asset obligates the underlying Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums and other related expenses, including reasonable attorney’s fees.  All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation and no such notice has been received by Seller.

(15)                          No Contingent Interest or Equity Participation.  No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

(16)                          Compliance with Usury Laws.  The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(17)                          Authorized to do Business.  To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mezzanine Note, each holder of the Mezzanine Note was authorized to transact and do business in the jurisdiction in which the underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(18)                          Compliance With Laws.  The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan.  The terms of the Purchased Asset Documents require Mezzanine Borrower and the underlying Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(19)                          Licenses and Permits.  The Purchased Asset Documents require that Mezzanine Borrower shall cause each underlying Mortgagor to keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the underlying Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect.  The Purchased Asset Documents require the related underlying Mortgagor to be qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located and for Mezzanine Borrower, the underlying Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

Exhibit III-2 - 4

(20)                          Recourse Obligations.  The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that:  (a) Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of Mezzanine Borrower and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following:  (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the underlying Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to Mezzanine Borrower and a guarantor (which is a natural person or persons, or an entity distinct from Mezzanine Borrower (but may be affiliated with Mezzanine Borrower) that has assets other than equity in the underlying Mortgagor that are not de minimis), upon any of the following events:  (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed or consented to by Mezzanine Borrower, (ii) Mezzanine Borrower and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to Mezzanine Borrower or (iii) upon the transfer of the equity interests in the underlying Mortgagor made in violation of the Purchased Asset Documents.

(21)                          Collateral Release.  The terms of the related Mezzanine Pledge Agreement or related Purchased Asset Documents do not provide for release of any material portion of the collateral securing the Mezzanine Loan from the lien of the Mezzanine Pledge Agreement except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the collateral securing the Mezzanine Loan and (ii) the outstanding principal balance of the Purchased Asset, or (b) upon payment in full of such Purchased Asset.

(22)                          Financial Reporting and Rent Rolls.  The Purchased Asset Documents for each Purchased Asset require Mezzanine Borrower to provide the mezzanine lender with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one underlying Mortgagor or more than one Mezzanine Borrower are in the form of an annual combined balance sheet, as applicable, of the Mezzanine Borrower entities and the underlying Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the underlying Mortgaged Properties on a combined basis.

(23)                          Acts of Terrorism Exclusion.  With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is

Exhibit III-2 - 5

excluded, it is covered by a separate terrorism insurance policy.  With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mezzanine lender from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the underlying Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(24)                          Due on Sale or Encumbrance.  Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the mezzanine lender (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the collateral for the Mezzanine Loan, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related underlying Mortgaged Property or equity interest of greater than 50% in the related underlying Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of Mezzanine Borrower or the related underlying Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the underlying Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, or (vi) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related underlying Mortgaged Property, other than any Permitted Encumbrances, or the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Purchased Asset Documents.  The Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mezzanine lender relative to such transfer or encumbrance.  For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

Exhibit III-2 - 6

(25)                          Single-Purpose Entity.  Each Purchased Asset requires Mezzanine Borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding.  Both the Purchased Asset Documents and the organizational documents of Mezzanine Borrower with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that Mezzanine Borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of Mezzanine Borrower.  For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the Purchased Assets and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related Mezzanine Pledge Agreement or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(26)                          Ground Leases.  With respect to any Purchased Asset where the underlying Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related underlying Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)                                 (i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)                                 the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified in any material respect, or canceled or terminated, without the prior written consent of the mezzanine lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to mezzanine lender and (ii) such default is curable by mezzanine lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)                                  the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the underlying Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

Exhibit III-2 - 7

(d)                                 the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the underlying Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject;

(e)                                  the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)                                   Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect;

(g)                                  the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)                                 a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)                                     the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)                                    under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related underlying Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (34)(k) below) will be applied either to the repair or to restoration of all or part of the related underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair and restoration progresses, or, to the payment of the outstanding principal balance of the underlying Mortgage Loan, together with any accrued interest, with excess, if any, applied to the Mezzanine Loan;

(k)                                 in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related underlying Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related underlying Mortgaged Property to the extent not applied to restoration, will be applied first, pro rata, to the payment of the outstanding principal balance of the

Exhibit III-2 - 8

underlying Mortgage Loan and the Purchased Asset, together with any accrued interest; and

(l)                                     provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notice to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).

(27)                          Servicing.  The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(28)                          Origination and Underwriting.  The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations relating to the origination of such Purchased Asset.  At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(29)                          Rent Rolls; Operating Histories.  Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset.  Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each underlying Mortgaged Property certified by the related Mezzanine Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset.  The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the underlying Mortgaged Property was owned, operated or constructed by the underlying Mortgagor or an affiliate for less than three years then for such shorter period of time.

(30)                          No Material Default; Payment Record.  No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchased Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments.  To Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or

Exhibit III-2 - 9

event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset or the collateral for the Mezzanine Loan, or the value, use or operation of the underlying Mortgaged Property, provided, however, that this Paragraph (38) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report.  No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(31)                          Bankruptcy.  As of the date of origination of the related Purchased Asset and to Seller’s knowledge as of the Purchase Date, no Mezzanine Borrower, guarantor or issuer is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(32)                          Organization of Mezzanine Borrower.  With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of Mezzanine Borrower delivered by Mezzanine Borrower in connection with the origination of such Purchased Asset, Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.  No Purchased Asset has a Mezzanine Borrower that is an Affiliate of another Mezzanine Borrower.

Seller has obtained an organizational chart or other description of each Mezzanine Borrower which identifies all beneficial controlling owners of the Mezzanine Borrower (i.e., managing members, general partners or similar controlling person for such Mezzanine Borrower) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major Sponsors”).  Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”).  Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(33)                          Environmental Conditions.  In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related underlying Mortgaged Property, the related underlying Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the

Exhibit III-2 - 10

remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following:  (A) the application for insurance, (B) an underlying Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

(34)                          Lease Estoppels.  With respect to each Purchased Asset for which the underlying Mortgage Loan is secured by retail, office or industrial properties, Seller requested the related underlying Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date.  With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s knowledge, (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.  With respect to each Purchased Asset for which the underlying Mortgage Loan is predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the underlying Mortgaged Property related to the Purchased Asset that is represented as of the origination date.  To Seller’s knowledge, (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the underlying Mortgaged Property either by the lessee thereunder or by the related underlying Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(35)                          Appraisal.  The Purchased Asset File contains an appraisal of the related underlying Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date.  The appraisal is signed by an appraiser who is a Member of the Appraisal Institute.  Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the underlying Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(36)                          Purchased Asset Schedule.  The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule is true and correct in all material respects as of the Purchased Date and contains all information required by the Repurchase Agreement to be contained therein.

(37)                          Cross-Collateralization.  No Purchased Asset is cross-collateralized or cross-defaulted with any other loan, other than the related Mortgage Loan.

Exhibit III-2 - 11

(38)                          Advance of Funds by Seller.  After origination, no advance of funds has been made by Seller to Mezzanine Borrower other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than Mezzanine Borrower or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents).  Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Purchased Asset, other than contributions made on or prior to the date hereof.

(39)                          Compliance with Anti-Money Laundering Laws.  Seller has complied in all material respects with the Prescribed Laws.  Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mezzanine Borrower and the origin of the assets used by said Mezzanine Borrower to acquire the Capital Stock, and maintains, and will maintain, sufficient information to identify the applicable Mezzanine Borrower for purposes of the Prescribed Laws.

(40)                          OFAC.  (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mezzanine Borrower is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(41)                          Floating Interest Rates.  Each Purchased Asset bears interest at a floating rate of interest that is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(42)                          No consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(43)                          The related Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related Capital Stock, or (ii) any direct or indirect interest in Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.

(44)                          Pursuant to the terms of the related Purchased Asset Documents: (a) no material terms of any related underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the Mortgagor with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; and (c) the holder of the Mezzanine Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.

(45)                          Article 8 Opt-In.  The LLC Certificate of the issuer of the Capital Stock securing the Purchased Asset constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

Exhibit III-2 - 12

EXHIBIT IV

FORM OF BAILEE AGREEMENT

[SELLER’S NAME AND ADDRESS]

, 20

[                                    ]

Re:                             Bailee Agreement (this “Bailee Agreement”) in connection with the sale of [              ] by KREF LENDING IV LLC (“Seller”) to Morgan Stanley Bank, N.A., as buyer (together with its permitted successors and assigns, “Buyer”)

Ladies and Gentlemen:

In consideration of the mutual premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [         ] (“Bailee”) hereby agree as follows:

1.              Seller shall deliver to Bailee in connection with any Purchased Assets delivered to Bailee hereunder a Purchased Asset File Checklist to which shall be attached a Purchased Asset Schedule identifying the Purchased Assets that are being delivered to Bailee hereunder.

2.              On or prior to the date indicated on the Purchased Asset File Checklist (the “Purchase Date”), Seller shall have delivered to Bailee, as bailee for hire, the Purchased Asset File for each of the Purchased Assets listed in the Purchased Asset Schedule attached to such Purchased Asset File Checklist.

3.              Bailee shall issue and deliver to Buyer (as defined in Section 5 below) on or prior to the Purchase Date by facsimile or other electronic transmission an initial trust receipt and certification in the form of Attachment 1 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that Bailee has received the documents comprising the Purchased Asset File as set forth in the Purchased Asset File Checklist, in addition to such other documents required to be delivered to Buyer pursuant to the Master Repurchase and Securities Contract Agreement dated as of December 6, 2016, among Seller and Buyer (the “Repurchase Agreement”).

4.              On the applicable Purchase Date, in the event that Buyer fails to purchase any New Asset from Seller that is identified in the related Purchased Asset File Checklist, Buyer shall deliver by facsimile or other electronic transmission to Bailee at [       ] to the attention of [        ], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller.  Upon receipt of such Facsimile Authorization, Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

5.              Following the Purchase Date, Bailee shall forward the Purchased Asset Files to Wells Fargo Bank, N.A. (“Custodian”) by insured overnight courier for receipt by Custodian no later than [1:00 p.m.] on the third (3rd) Business Day following the applicable Purchase Date (the “Delivery Date”).

6.              From and after the applicable Purchase Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related

Purchased Asset Loans as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

7.              Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all actual out-of-pocket third party liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by Seller) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of Bailee or any of its partners, directors, officers, agents or employees.  The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

8.              In the event that Bailee fails to deliver a Mortgage Note, Participation Certificate or other material portion of a Purchased Asset File that was in its possession to Custodian within three (3) Business Days following the applicable Purchase Date, the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

9.              Seller hereby represents, warrants and covenants that Bailee is not an affiliate of or otherwise controlled by Seller.  Notwithstanding the foregoing, the parties hereby acknowledge that Bailee hereunder may act as counsel to Seller in connection with a proposed loan.

10.       This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

11.       This Bailee Agreement may not be assigned by Seller or Bailee without the prior written consent of Buyer.

12.       For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

13.       This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.       Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Exhibit IV - 2

Very truly yours,

KREF LENDING IV LLC,
a Delaware limited liability company, Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

MORGAN STANLEY BANK, N.A.,
a national banking association, Buyer

By:
Name:
Title:

Exhibit IV - 3

ATTACHMENT 1 TO BAILEE AGREEMENT

FORM OF BAILEE’S TRUST RECEIPT

, 20

Morgan Stanley Bank, N.A.
1585 Broadway, 2nd Floor
New York, New York  10036
Attention:  Anthony Preisano

Re:           Bailee Agreement, dated           , 20    (the “Bailee Agreement”) among KREF Lending IV LLC ( “Seller”), Morgan Stanley Bank, N.A. ( “Buyer”) and                 ( “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the Bailee Agreement, the undersigned, as Bailee, hereby certifies that as to the Purchased Asset(s) referred to therein, it has reviewed the Purchased Asset File(s) and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to the Purchased Asset(s).

Bailee hereby confirms that it is holding the Purchase Loan File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Bailee Agreement.

,
Bailee

By:
Name:
Title:

Exhibit IV - 4

EXHIBIT V

AUTHORIZED REPRESENTATIVES OF SELLER(1)

Name	Specimen Signature

Christen (Chris) Lee	/s/ Christen Lee

Matthew Salem	/s/ Matthew Salem

Patrick Mattson	/s/ Patrick Mattson

William Miller	/s/ William Miller

(1)  Seller to provide.

EXHIBIT VI

FORM OF REMITTANCE REPORT

EXHIBIT VII

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

KKR REAL ESTATE FINANCE HOLDINGS L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

Morgan Stanley Bank, N.A.

1585 Broadway, 25th Floor

New York, New York  10036

Attention:  Anthony Preisano

Telephone  (###) ###-####

Fax:  (###) ###-####

Email:  ################@morganstanley.com

RE:  Master Repurchase Agreement (as it may be amended, supplemented or otherwise modified, the “Repurchase Agreement”) dated as of December 6, 2016, between Morgan Stanley Bank, N.A. (“Buyer”) and KREF Lending IV LLC (“Seller”) and Guaranty (the “Guaranty”) dated as of December 6, 2016, between KKR Real Estate Finance Holdings L.P. (“Guarantor”) and Buyer pertaining to the Repurchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Repurchase Agreement.

THE UNDERSIGNED (SOLELY IN HIS OR HER CAPACITY AS AN OFFICER OF GUARANTOR, AND NOT IN HIS OR HER INDIVIDUAL CAPACITY) HEREBY CERTIFIES AS FOLLOWS:

Guarantor is providing this Certificate pursuant to Section 4.7(b) of the Guaranty.

[Attached hereto as Exhibit A are the unaudited balance sheet and income statement of Guarantor satisfying the requirements of Section 4.1(a) of the Guaranty. Guarantor represents that the information herein fairly presents the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the prior quarterly fiscal period (subject to normal year-end audit adjustments).](2)

[Attached hereto as Exhibit A are the unaudited balance sheet and income statement of Guarantor satisfying the requirements of Section 4.1(b)(i) of the Guaranty. Guarantor represents that the information herein fairly presents the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the prior quarterly fiscal period (subject to normal year-end audit adjustments).](3)

(2)  Include for quarterly certificate.

(3)  Include for annual certificate.

[Attached hereto as Exhibit B are the audited financial statements of the REIT satisfying the requirements of Section 4.1(b)(ii) of the Guaranty. Guarantor represents that the information herein fairly presents the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the prior quarterly fiscal period (subject to normal year-end audit adjustments).](4)

Guarantor is in compliance with the financial covenants contained in Section 4.7(a) of the Guaranty.  Pursuant to Section 4.7(b) of the Guaranty, Guarantor has calculated the financial covenants contained in Section 4.7(a) (as set forth on Exhibit [B](5)[C](6)) and as at the end of the prior quarterly fiscal period, the calculations are as follows:

Ratio of Interest Income to Interest Expense:	[ ] to [ ]
Tangible Net Worth:	[ ]
Cash Liquidity:	[ ]
Ratio of Total Indebtedness to Tangible Net Worth:	[ ] to [ ]

As of the date hereof, neither Guarantor nor any Subsidiary of Guarantor (has entered into or amended a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to any financial covenants contained in the Guaranty or the Repurchase Agreement, including without limitation covenants covering the same or similar subject matter set forth in this Certificate.

[Signatures follow on next page.]

(4)  Include for annual certificate.

(5)  Include for quarterly certificate.

(6)  Include for annual certificate.

Exhibit VII - 2

ON BEHALF OF GUARANTOR:

KKR REAL ESTATE FINANCE HOLDINGS L.P.,
a Delaware limited partnership

By: KKR REAL ESTATE FINANCE TRUST INC.,
its general partner

By:
Name:
Title:

cc:

Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: Ian Marsh
Telephone: (###) ###-####
Fax: (###) ###-####
Email: #########@morganstanley.com

Cleary Gottlieb Steen & Hamilton LLP
Attention: Kimberly B. Blacklow
One Liberty Plaza
New York, New York 10006
Telephone: (###) ###-####
Fax: (###) ###-####
E-Mail: ########@cgsh.com

Exhibit VII - 3

Exhibit A

Guarantor Financial Statements

(See attached)

Exhibit VII - 4

[Exhibit B

REIT Financial Statements

(See attached)](7)

(7)  Include for annual certificate.

Exhibit VII - 5

Exhibit [B](8)[C](9)

Guarantor Financial Covenant Calculations

(See attached)

(8)  Include for quarterly certificate.

(9)  Include for annual certificate.

Exhibit VII - 6

ANNEX I

NOTICE INSTRUCTIONS

BUYER	Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: Anthony Preisano
Telephone: (###) ###-####
Fax: (###) ###-####
Email: ##############@morganstanley.com

with a copy to:	Morgan Stanley Bank, N.A.
1585 Broadway, 25th Floor
New York, New York 10036
Attention: Ian Marsh
Telephone: (###) ###-####
Fax: (###) ###-####
Email: #########@morganstanley.com

and to:	Morgan Stanley Bank, N.A.
One Utah Center, 201 South Main Street
Salt Lake City, Utah 84111

and to:	Morgan Stanley Bank, N.A.
1 New York Plaza, 41st Floor
New York, New York 10004
Attention: Christian Rup
Telephone: (###) ###-####
Fax: (###) ###-####
Email: #######@morganstanley.com

and to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Kimberly B. Blacklow
Telephone: (###) ###-####
Fax: (###) ###-####
Email: #########@cgsh.com

SELLER	KREF Lending IV LLC
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Patrick Mattson
Telephone: (###) ###-####
Email: ###############@kkr.com

with a copy to:	Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166

Annex I - 1

Attention: Andrew Dady
Telephone: (###) ###-####
Email: #####@gibsondunn.com

Annex I - 2

ANNEX II

WIRING INSTRUCTIONS

Payments to Buyer:  Payments to Buyer under this Agreement shall be made by transfer, via wire transfer, to the following account of Buyer:

Bank Name:  Citibank, N.A. New York
ABA #:  ########
Account #:  ########
Account Name:  Morgan Stanley Bank
Ref:  KREF Lending IV LLC Facility
Attention:  Robert Les

Buyer may consider on a case-by-case-basis in its sole and absolute discretion alternative funding arrangements.

Payments to Seller:  Payments to any Seller under this Agreement shall be made by transfer, via wire transfer, to the following account of Seller:

Bank Name:  JPMorgan Chase Bank, N.A.
ABA #:  #########
Account #:  ##########
Account Name:  KREF LENDING IV LLC

Annex II